Exhibit 10.2

Execution Version

$435,000,000

TERM LOAN AGREEMENT

Dated as of October 23, 2015,

Among

REALOGY INTERMEDIATE HOLDINGS LLC,

REALOGY GROUP LLC,

as Borrower,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC

BMO CAPITAL MARKETS CORP.

CITIGROUP GLOBAL MARKETS INC.

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

GOLDMAN SACHS BANK USA

and

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and

Joint Bookrunners

i

ii

iii

iv

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Guarantee and Collateral Agreement
Exhibit E	Tax Certificate

Schedule 1.01A	Certain Subsidiaries
Schedule 1.01AA	Certain Domestic Subsidiaries
Schedule 1.01B	Mortgaged Properties
Schedule 1.01D	Immaterial Subsidiaries
Schedule 1.01F	Subsidiary Loan Parties
Schedule 1.01G	Unrestricted Subsidiaries
Schedule 1.01H	Joint Ventures
Schedule 1.01 I	Ineligible Institution
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Intellectual Property
Schedule 3.08	Subsidiaries
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.20(d)	Intellectual Property Licenses and Franchises
Schedule 4.02(b)	Local Counsel
Schedule 5.12	Post-Closing Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 10.01	Notice Information

v

TERM LOAN AGREEMENT dated as of October 23, 2015 (this “Agreement”), among REALOGY INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), REALOGY GROUP LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

WHEREAS, the Borrower has requested that the Lenders make Term A Loans (as defined below) to the Borrower on the terms and conditions set forth herein;

WHEREAS, the Lenders have agreed to make the Term A Loans available upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Term A Loans will be used to finance a portion of the satisfaction and discharge of the First Lien Notes (as defined below) and to pay premiums, interest, fees and expenses associated with the foregoing and for other general corporate purposes, in each case subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by JPMCB as its “prime rate” at its principal office in New York, New York and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0%. Any change in such rate announced by JPMCB shall take effect at the opening of business on the day specified in the announcement of such change.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Term A Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Accepting Lender” shall have the meaning assigned to such term in Section 2.11(f).

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.09(c).

“Additional Notes” shall have the meaning assigned to such term in Section 6.01(gg).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Applicable Pricing Grid.”

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliated Debt Fund” shall mean a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and that exercises investment discretion independent from the private equity business of the Permitted Holders.

“Affiliated Lender” shall mean any Affiliate of Holdings.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and other similar laws, rules and regulations of any jurisdiction that may be applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Apple Ridge Documents” shall mean the Purchase Agreement, dated as of April 25, 2000, as amended, by and between Cartus Corporation and Cartus Financial Corporation, the Receivables Purchase Agreement, dated as of April 25, 2000, as amended, by and between Cartus Financial Corporation and Apple Ridge Services Corporation, the Master Indenture, dated as of April 25, 2000, as amended, by and between Apple Ridge Funding LLC and U.S. Bank National Association, the Transfer and Servicing Agreement, dated as of April 25, 2000, as amended, by and among Apple Ridge Services Corporation, Cartus Corporation, Cartus Financial Corporation, Apple Ridge Funding LLC and U.S. Bank National Association, the Performance Guaranty, dated as of May 12, 2006, as amended, by Realogy Corporation in favor of Apple Ridge Funding, LLC and Cartus Financial Corporation, the Ninth Omnibus Amendment, dated as of June 11, 2015, by and among Cartus Corporation, Cartus Financial Corporation, Apple Ridge Services Corporation, Apple Ridge Funding LLC, Realogy Group LLC, U.S. Bank National Association, the managing agents party to the Note Purchase Agreement and Crédit Agricole Corporate and Investment Bank, the Note Purchase Agreement, dated as of December 14, 2011, by and among Apple Ridge Funding LLC, Cartus Corporation, the purchasers and the managing agents from time to time parties thereto, and Crédit Agricole Corporate and Investment Bank (the “Note Purchase Agreement”), the Series 2011-1 Indenture Supplement, dated as of December 16, 2011, by and between Apple Ridge Funding LLC and U.S. Bank National Association, the Instrument of Resignation, Appointment and Acceptance, dated as of December 16, 2011, by and among The Bank of New York Mellon, as resigning indenture trustee, paying agent, authentication agent, and transfer agent and registrar, U.S. Bank National Association, as replacement indenture trustee, paying agent, authentication agent, and transfer agent and registrar, Cartus Corporation, Cartus Financial Corporation and Apple Ridge Service Corporation, and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing, each as amended, restated, refinanced, modified or supplemented on or prior to the Closing Date.

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (x) the state or other jurisdiction in which such Insurance Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Insurance Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created in the future and that asserts regulatory jurisdiction over such Insurance Subsidiary.

“Applicable Margin” shall mean for any day, 2.25% per annum in the case of any Eurocurrency Loan and 1.25% per annum in the case of any ABR Loan, provided, that on and after the first Adjustment Date after the Closing Date, the Applicable Margin will be determined pursuant to the Applicable Pricing Grid.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Applicable Pricing Grid” shall mean the table set forth below:

Senior Secured Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
Greater than 3.50 to 1.00	2.50%	1.50%

Less than or equal to 3.50 to 1.00 but greater than or equal to 2.50 to 1.00	2.25%	1.25%

Less than 2.50 to 1.00	2.00%	1.00%

For purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Senior Secured Leverage Ratio shall become effective on the date that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04 (the “Adjustment Date”), commencing with the delivery of such financial statements for the first fiscal quarter of the Borrower ending after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Senior Secured Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b)(ii).

“Arbitrage Programs” shall mean Indebtedness and Investments relating to operational escrow accounts of NRT or Title Resource Group.

“Arrangers” shall mean J.P. Morgan Securities LLC, Barclays Bank PLC, BMO Capital Markets Corp., Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA and Suntrust Robinson Humphrey, Inc. in their capacities in their capacities as joint lead arrangers and joint bookrunners, as applicable.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to, any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 10.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Bankruptcy Event” shall mean, with respect to any person, such person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person.

“Below Threshold Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of “Cumulative Credit.”

“Binding Contract” shall have the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.17(a).

“Borrowing” shall mean a group of Loans of a single Type and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $5.0 million.

“Borrowing Multiple” shall mean $1.0 million.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include, without duplication:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings or any Parent Entity after the Closing Date or funds that would have constituted any Net Proceeds under clause (x) of the definition of the term “Net Proceeds” (but for the application of the first proviso to such clause (x)),

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),

(c) interest capitalized during such period,

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g) Investments in respect of a Permitted Business Acquisition, or

(h) the purchase of property, plant or equipment made within 18 months of the sale of any asset (other than inventory) to the extent purchased with the proceeds of such sale (or, if not made within such period of 18 months, to the extent committed to be made during such period and actually made within a one-year period following such 18-month period).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Closing Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Closing Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions, financing fees and other fees (including fees with respect to Swap Agreements) paid by, or on behalf of, Holdings or any Subsidiary in connection with the incurrence of Indebtedness, including such fees paid in connection with the Transactions or upon entering into a Permitted Securitization Financing, (c) the amortization of debt discounts included in Interest Expense and (d) cash interest income of the Borrower and the Subsidiaries for such period.

“Cash Management Line” shall have the meaning assigned to such term in Section 6.01(w).

“Cendant Contingent Assets” shall have the meaning assigned to “Cendant Contingent Asset” in the Separation and Distribution Agreement and shall also include any tax benefits and attributes allocated or inuring to the Borrower and its subsidiaries under the Tax Sharing Agreement.

“Cendant Contingent Liabilities” shall have the meaning assigned to “Assumed Cendant Contingent Liabilities” as defined in the Separation and Distribution Agreement and shall also include any liabilities that are related or attributable to or arising in connection with the Taxes or Tax Returns as defined the Tax Sharing Agreement.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) Holdings (or any successor thereof as permitted by Article VII hereof) shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (ii) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (A) nominated by the Board of Directors of Holdings or a Permitted Holder, (B) appointed by directors so nominated nor (C) appointed by a Permitted Holder or (iii) a “change of control” (or similar event) shall occur under any of the Senior Unsecured Notes Indentures, the indentures governing the First Lien Notes or the First and a Half Lien Refinancing Notes or any Permitted Refinancing Indebtedness in respect of any of the foregoing; or

(b) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Equity Interests of Holdings and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Equity Interests of Holdings.

“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date, provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Closing Date” shall mean October 23, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent or any Subagent for the benefit of the Lenders pursuant to any Security Documents.

“Collateral Agent” shall mean the party acting as collateral agent for the Secured Parties under the Security Documents. On the Closing Date, the Collateral Agent shall mean the Administrative Agent. Unless the context otherwise requires, the term “Administrative Agent” shall include the Collateral Agent, notwithstanding any express reference to the Collateral Agent herein.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit D, among Holdings, the Borrower, each Subsidiary Loan Party and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Collateral Agent shall have received (i) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (ii) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral, if any, that is a Subsidiary of the Borrower but is not a Loan Party;

(b) on the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Wholly Owned Domestic Subsidiary and Special Purpose Securitization Subsidiary (other than Subsidiaries listed on Schedule 1.01A) owned on the Closing Date directly by or on behalf of the Borrower or any Subsidiary Loan Party and (B) a pledge of 65% of the outstanding Equity Interests of each (1) “first tier” Wholly Owned Foreign Subsidiary directly owned by any Loan Party and (2) each “first tier” Qualified CFC Holding Company directly owned by any Loan Party (in each case, other than Subsidiaries listed on Schedule 1.01A) and (ii) subject to the First Lien Intercreditor Agreement, the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of Holdings, the Borrower and each Wholly Owned Domestic Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities in connection with the cash management operations of Holdings and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) subject to the First Lien Intercreditor Agreement, the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to the Collateral Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) after the Closing Date, (i) all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.09(g), all the Equity Interests that are acquired by a Loan Party after the Closing Date (other than (x) the Equity Interests of any Insurance Subsidiary established after the Closing Date or (y) to the extent that a pledge of such Equity Interests would violate applicable law or regulation), shall have been pledged pursuant to the Collateral Agreement; provided, that in no event shall more than 65% of the issued and outstanding Equity Interests of (1) any “first tier” Foreign Subsidiary or (2) any “first tier” Qualified CFC Holding Company directly owned by such Loan Party be pledged to secure the Obligations, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Loan Party or any Qualified CFC Holding Company that is not a “first tier” Subsidiary of a Loan Party be pledged to secure Obligations, and (ii) subject to the First Lien Intercreditor Agreement, the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(f) except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements and other similar statements or forms used in any other relevant jurisdiction, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) evidence of the insurance required by the terms of this Agreement;

(h) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(i) after the Closing Date and subject to the First Lien Intercreditor Agreement, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.09, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.09.

“Commitments” shall mean with respect to any Lender, such Lender’s Term A Loan Commitment (including any Initial Term A Loan Commitment and Incremental Term Loan Commitment).

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 10.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (excluding (i) any letters of credit or bank guarantees, to the extent undrawn and (ii) Indebtedness in respect of Permitted Securitization Financings) consisting of Indebtedness for borrowed money, Capital Lease Obligations and Disqualified Stock, and Indebtedness incurred in connection with notes and earn-out obligations (to the extent shown as a liability on a consolidated balance sheet of the Borrower and the Subsidiaries) payable to sellers in joint ventures and Permitted Business Acquisitions, in each case, of the Borrower and the Subsidiaries and determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to new product lines, plant, store and office closure, consolidation, downsizing and/or shutdown costs (including future lease commitments and contract termination costs with respect thereto), curtailments or modifications to pension and post-retirement employee benefit plans, acquisition integration costs, and expenses or charges related to any offering of Equity Interests or debt securities of Holdings or any Parent Entity, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,

(v) (A) except with respect to joint ventures related to Title Resource Group and the mortgage origination business (whether conducted through PHH Home Loans, LLC or other joint ventures of the Borrower or the Subsidiaries), the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,

(ix) any non-cash costs or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, long-term incentive plans or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) [reserved];

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded,

(xii) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xiv) non-cash charges for deferred tax asset valuation allowances shall be excluded, and

(xv) any expenses or income (including increases or reversals of reserves) relating to the Cendant Contingent Assets or Cendant Contingent Liabilities shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit Party” shall mean the Administrative Agent or any Lender.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the aggregate amount of Cumulative Credit (as defined in the Existing Credit Agreement) as of the date hereof, plus

(b) the greater of (i) 50% of the cumulative Consolidated Net Income (but not less than zero in any period) of the Borrower for the period commencing with the fiscal year ended December 31, 2015 and ending on the last day of the most recent fiscal year for which financial statements have been delivered and (ii) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(c) the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (x) of the definition thereof except for the operation of clause (x), (y) or (z) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”), plus

(d) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests of Holdings or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and common Equity Interests of the Borrower issued upon a conversion or exchange of Indebtedness of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided, that this clause (d) shall exclude (i) Permitted Cure Securities and the proceeds thereof, (ii) sales of Equity Interests financed as contemplated by Section 6.04(e) and (iii) any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C), plus

(e) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (d) above), plus

(f) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower, Holdings or any Parent Entity, plus

(g) without duplication of any amounts included in the calculation of Cumulative Retained Excess Cash Flow Amount pursuant to clause (b) above, 100% of the aggregate amount received by Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:

(A) the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B) any dividend or other distribution by an Unrestricted Subsidiary, plus

(h) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(i) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j) (or, in the case of Investments made before the Closing Date, Section 6.04(j) of the Existing Credit Agreement) (other than any amounts thereof used to increase the amount of Investments permitted to be made pursuant to Section 6.04(j)(i) (or, in the case of Investments made before the Closing Date, Section 6.04(j)(i) of the Existing Credit Agreement), minus

(j) any amounts thereof used to make Investments pursuant to Section 6.04(b)(y) after the Closing Date prior to such time, minus

(k) any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) after the Closing Date prior to such time, minus

(l) the cumulative amount of Restricted Payments made pursuant to Section 6.06(e) prior to such time, minus

(m) any amounts thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (d)(iii) above); minus

(n) the cumulative amount of acquisitions and investments made pursuant to clause (vi)(y) of the definition of “Permitted Business Acquisition” prior to such date;

provided, however, for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (j) and (k) above.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount determined on a cumulative basis (but not less than zero in any period) equal to:

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date, plus

(b) for the Excess Cash Flow Interim Period (if any) most recently ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period.

“Cure Amount” shall have the meaning assigned to such term in Section 8.03.

“Cure Right” shall have the meaning assigned to such term in Section 8.03.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Permitted Securitization Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Securitization Assets subject to such Permitted Securitization Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

“Debt Service” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof

(other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Term A Facility Maturity Date and (y) the date on which the Loans and all other Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary, a Qualified CFC Holding Company, a Special Purpose Securitization Subsidiary, an Insurance Subsidiary or a subsidiary listed on Schedule 1.01AA.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes, and Tax Distributions made by the Borrower during such period,

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of Disqualified Stock and (y) costs of surety bonds in connection with financing activities and insurance) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs, actuarial gains and losses related to pensions and other post-employment benefits, and, for the avoidance of doubt, amortization of expenses attributable to pending real estate brokerage transactions and property listings of acquired persons or acquired operations,

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (w) such fees, expenses or charges related to this Agreement and the Obligations, (x) any amendment or other modification of the Obligations or other Indebtedness, (y) any “additional interest” with respect to the Senior Unsecured Notes and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Securitization Financing,

(v) storefront conversion costs relating to acquired stores by the Borrower or any Subsidiary,

(vi) restructuring charges including those relating to NRT and Title Resource Group office consolidation and closure,

(vii) other business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of store closure, office closure, plant closure, facility consolidations, retention, severance and systems establishment costs); provided, that with respect to each business optimization expense or other restructuring charge or reserve, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense, charge or reserve,

(viii) any other non-cash charges; provided, that, for purposes of this subclause (viii) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(ix) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) on and prior to the Closing Date,

(x) the amount of loss on any sale of Securitization Assets to a Special Purpose Securitization Subsidiary in connection with any Permitted Securitization Financing that is not shown as a liability on a consolidated balance sheet prepared in accordance with GAAP,

(xi) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary Loan Party solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit, and

(xii) non-operating expenses, and

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period), provided that the EBITDA for the fiscal quarters ended March 31, 2015 and June 30, 2015 shall be deemed to be $794 million and $815 million, respectively.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, treaties, directives, judgments, or legally binding agreements promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided that any instrument evidencing Indebtedness convertible into or exchangeable for any of the foregoing shall not be deemed Equity Interests unless and until any such instruments are so converted or exchanged.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group of entities that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Single Employer Plan; (b) any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA and including any minimum funding standards as a result of any Single Employer Plan being in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA)) applicable to such plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan, the failure of Borrower or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or to make any required contribution to a Multiemployer Plan, including any contribution required as the result of such Multiemployer Plan being in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan or Multiemployer Plan; (e) a determination that any Single Employer Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430(i)(4)(A) of the Code or Section 303(i)(4)(a) or ERISA), (f) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Single Employer Plan or Multiemployer Plan; (h) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, (A) concerning the impending imposition of Withdrawal Liability or (B) of a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA (or, that a Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the failure by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (j) with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; (k) Holdings, the Borrower, a Subsidiary or any ERISA Affiliate shall engage in a non-exempt Prohibited Transaction; or (l) the imposition of an excise tax under Sections 4971(a),(b), (f) or (g) of the Code on Holdings, the Borrower, a Subsidiary or any ERISA Affiliate.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Term A Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a) Debt Service for such Applicable Period,

(b) (i) the amount of any prepayment, repurchase or redemption permitted hereunder of Indebtedness (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction of commitments thereunder) during such Applicable Period (other than any voluntary prepayment of the Loans, which shall be the subject of Section 2.11(c)), so long as the amount of such prepayment is not already reflected in Debt Service and (ii) the aggregate consideration paid in cash (to the extent permitted under this Agreement) during such Applicable Period with respect to liabilities classified as long-term liabilities in accordance with GAAP so long as the amount of such cash payments are not already reflected in Debt Service,

(c) (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash (to the extent permitted under this Agreement) and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder,

(d) (i) Capital Expenditures, Permitted Business Acquisitions or other Investments that the Borrower or any Subsidiary shall, during such Applicable Period, become obligated to make in cash but that are not made during such Applicable Period (to the extent permitted under this Agreement) and (ii) the aggregate cash consideration that the Borrower or any Subsidiary shall be required to pay pursuant to binding contracts (a “Binding Contract”) entered into prior to or during such Applicable Period relating to Permitted Business Acquisitions and other Investments permitted hereunder to be consummated or made during the twelve month period after the signing of such Binding Contract; provided, that (x) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and cash payments and the delivery of the related equipment or Permitted Business Acquisitions or other Investments are reasonably anticipated to be made in cash in the following Applicable Period, and (y) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e) Taxes and Tax Distributions paid in cash by the Borrower and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital of the Borrower and its Subsidiaries for the second, third and fourth fiscal quarters of such Applicable Period, plus the good faith estimate of management of any increase in Working Capital of the Borrower and its Subsidiaries for the first fiscal quarter of the next succeeding 12-month period,

(g) cash expenditures made in respect of Swap Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted Restricted Payments made in cash by the Borrower during such Applicable Period and permitted Restricted Payments made by any Subsidiary to any person other than Holdings, the Borrower or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e)),

(i) amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k) the aggregate amount of items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period,

(l) increases in long-term assets funded with cash during such Applicable Period, and without duplication, increases in underwriting reserves funded in cash or in Permitted Investments during such Applicable Period for title insurance,

(m) cash expenditures with respect to Cendant Contingent Liabilities in excess of cash received in respect of Cendant Contingent Assets and (i) not otherwise deducted from Consolidated Net Income during such Applicable Period or (ii) reasonably expected by management of the Borrower during the first fiscal quarter of the next Applicable Period; provided that, any amount so deducted shall not be deducted again in a subsequent Applicable Period, and

(n) payments of Indebtedness that is junior to the Term A Loans reasonably anticipated to be paid in cash by the Borrower and its Subsidiaries during the twelve-month period after such Applicable Period, provided, that (i) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrower and certifying the amount anticipated to be paid pursuant to this clause (o), and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period, plus, without duplication,

(o) an amount equal to any decrease in Working Capital of the Borrower and its Subsidiaries for the second, third and fourth fiscal quarters of such Applicable Period, plus the good faith estimate of management of any decrease in Working Capital of the Borrower and its Subsidiaries for the first fiscal quarter of the next succeeding 12-month period,

(p) all amounts referred to in clauses (b), (c), (d) and (h) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding solely as relating to Capital Expenditures, proceeds of revolving credit facilities), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(q) to the extent any permitted Capital Expenditures or Permitted Business Acquisitions or cash consideration in respect of other permitted Investments referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures or cash consideration in respect of Permitted Business Acquisitions or other permitted Investments that were not so made in such following Applicable Period,

(r) cash payments received in respect of Swap Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(s) any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),

(t) to the extent deducted in the computation of EBITDA, cash interest income,

(u) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by the Borrower or any Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period, and

(v) to the extent that all or a portion of the payments of Indebtedness referred to in clause (o) above do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (o) above, such amount of payments that were not so made in such following Applicable Period.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one-, two-, or three-quarter period (a) commencing on the end of the immediately preceding Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” shall mean any of each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on December 31, 2015.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Excluded Taxes” shall mean, with respect to the Administrative Agent or any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States, any state or locality thereof, or the District of Columbia (including any political subdivision thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging (or having engaged) in a trade or business in such jurisdiction for tax purposes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) any withholding tax (including any backup withholding tax) imposed by the United States (or the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or in which its applicable lending office is located or any other jurisdiction as a result of such Lender engaging (or having engaged) in a trade or business in such jurisdiction for tax purposes) that (x) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new lending office) except to the extent that such Lender’s assignor (if any) was entitled at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) with respect to such Loan and (d) any withholding tax imposed by the United States pursuant to FATCA.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of March 5, 2013, among the Borrower, Holdings, JPMCB, as administrative agent, the several lenders from time to time parties thereto and other agents parties thereto.

“Existing Letter of Credit Facility Agreement” shall mean the Amended and Restated Letter of Credit Facility Agreement, dated as of September 29, 2015, among the Borrower, Realogy Holdings Corp., the subsidiary guarantors party thereto and JPMCB, as administrative agent.

“Existing Joint Ventures” shall mean the persons set forth on Schedule 1.01H.

“Existing Securitization Documents” shall mean the Apple Ridge Documents and the UK Securitization Documents.

“Existing Securitization Financings” shall mean the financing programs pursuant to the Apple Ridge Documents and the UK Securitization Documents, each as amended, restated, refinanced, modified or supplemented prior to the Closing Date.

“Existing Term Loans” shall mean the Borrower’s “Term Loans” under and as defined in the Existing Credit Agreement as in effect on the date hereof.

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.20(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.20(e).

“Extending Prepayment Accepting Lender” shall have the meaning assigned thereto in Section 2.11(g).

“Extending Prepayment Declining Lender” shall have the meaning assigned thereto in Section 2.11(g).

“Extension” shall have the meaning assigned to such term in Section 2.20(e).

“Extension Offers” shall have the meaning assigned to such term in Section 2.20(e).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent; provided, further, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenant Level” shall have the meaning assigned to such term in Section 6.10.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.10.

“First and a Half Lien Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement dated as of February 2, 2012, among the Administrative Agent, The Bank of New York Mellon Trust Company, N.A. as collateral agent for the holders of the First and a Half Lien Refinancing Notes and the First Lien Notes, the Borrower and the other Loan Parties party thereto.

“First and a Half Lien Refinancing Notes” shall mean the 9.000% Senior Secured Notes due January 15, 2020 issued pursuant to the Indenture dated as of February 2, 2012 among The Bank of New York Mellon Trust Company, N.A., as trustee, Realogy Holdings Corp, Holdings, the Borrower and the other Loan Parties party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“First Lien Intercreditor Agreement” shall mean the First Lien Priority Intercreditor Agreement dated as of February 2, 2012, among the Borrower, the other Loan Parties party thereto, JPMCB as collateral agent for the Credit Agreement Secured Parties (as defined therein) and as Authorized Representative (as defined therein) for the Credit Agreement Secured Parties, The Bank of New York Mellon Trust Company, N.A., as the Initial Additional Authorized Representative (as defined therein), JPMCB as an additional Authorized Representative in its capacity as the collateral agent for the Secured Parties and each other additional Authorized Representative from time to time party thereto.

“First Lien Net Proceeds” shall mean 100% (or 90% in the case of First Lien Refinancing Notes secured on a pari passu basis with or junior to the First and a Half Lien Refinancing Notes) of the Net Cash Proceeds from the issuance, incurrence or sale of First Lien Refinancing Notes.

“First Lien Notes” shall mean the 7.265% Senior Secured Notes due January 15, 2020 issued pursuant to the Indenture dated as of February 2, 2012 among The Bank of New York Mellon Trust Company, N.A., as trustee, Holdings, the Borrower and the other Loan Parties party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“First Lien Refinancing Notes” shall mean (i) senior secured notes or loans of the Borrower (which notes or loans may be secured on a pari passu basis with or junior to the Term A Loans) incurred on or after January 26, 2011 for purposes of refinancing Indebtedness (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is 91 days following the maturity date of the Indebtedness being refinanced with the proceeds of such notes or loans (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Subsidiaries than those agreed by the Borrower with the Administrative Agent or at least one nationally recognized non-affiliated investment bank as appropriate for widely distributed senior secured notes or loans of the Borrower (which investment bank may be an underwriter, initial purchaser, placement agent or arranger of such notes or loans) as reasonably evidenced to the Administrative Agent at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, and (ii) any refinancing, refunding, renewal, replacement, defeasance or extension of any First Lien Refinancing Notes; provided that in connection with any such refinancing, refunding, renewal, replacement, defeasance or extension (in each case, a “refinancing,” with correlatives of such term having a similar meaning), (x) the principal amount of any such refinancing Indebtedness is not greater than the principal amount of the Indebtedness being refinanced outstanding immediately prior to such refinancing (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses relating to such refinancing Indebtedness), (y) such refinancing Indebtedness otherwise complies with this definition and (z) such refinancing Indebtedness is secured on a pari passu basis with or junior to the Indebtedness being refinanced. Notes issued by the Borrower in exchange for any First Lien Refinancing Notes in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such First Lien Refinancing Notes shall also be considered First Lien Refinancing Notes.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fund” shall mean Apollo Management VI, L.P.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund and (ii) any individual who is a partner or employee of Apollo Management, L.P. or the Fund.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.19, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “Guarantor”) shall mean (a) any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the Guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the Guarantor; provided, however, that (i) the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this

Agreement (other than such obligations with respect to Indebtedness) and (ii) for purposes of its use in the definition of the term “Indebtedness”, the term “Guarantee” shall not include any legal or contractual obligation incurred by the Borrower or any Subsidiary in the ordinary course of business to pay the principal of or interest on any Indebtedness owing by a relocating employee of a customer in the relocation services business of the Borrower or any Subsidiary secured by a mortgage on the home and related assets of such employee. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01D.

“Incremental Amount” shall mean, at any time, (x) if the Senior Secured Leverage Ratio is greater or equal to 3.50 to 1.00 on a Pro Forma Basis (assuming for purposes of such calculation that all Commitments hereunder and all Commitments (as such term is defined under the Existing Credit Agreement) under the Existing Credit Agreement are fully drawn), an amount not to exceed the excess, if any, of (i) $500 million over (ii) the aggregate principal amount (A) of all Incremental Term Loan Commitments established after the Closing Date pursuant to Section 2.20, (B) of any Additional Notes outstanding at such time and (C) of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments (as each such term is defined in the Existing Credit Agreement or any similar term) established at any time under the Existing Credit Agreement and (y) if the Senior Secured Leverage Ratio is less than 3.50 to 1.00 on a Pro Forma Basis (assuming for purposes of such calculation that all Commitments hereunder and all Commitments (as such term is defined under the Existing Credit Agreement) under the Existing Credit Agreement are fully drawn), an unlimited amount.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.20, to make Incremental Term Loans to the Borrower.

“Incremental Term Loans” shall mean Term A Loans made by one or more Lenders to the Borrower pursuant to Section 2.20. Incremental Term Loans shall be made in the form of additional Term A Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) to (g) above) and (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) the excess, if any, of the amount of the obligations under or in respect of a Permitted Securitization Financing over the aggregate receivables balances securing or otherwise supporting such obligations but only to the extent that the Borrower or any Subsidiary of the Borrower other than a Special Purpose Securitization Subsidiary is not directly or indirectly liable for such excess or (F) Cendant Contingent Liabilities. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Ineligible Institution” shall mean the persons identified on Schedule 1.01I on the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent (such notice to be made available to the Lenders) setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Term A Borrowing” shall mean a Borrowing comprised of Initial Term A Loans.

“Initial Term A Lender” shall mean a Lender with an Initial Term A Loan Commitment or an outstanding Initial Term A Loan.

“Initial Term A Loan” shall mean a Loan made by an Initial Term A Lender pursuant to Section 2.01.

“Initial Term A Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Initial Term A Loans pursuant to Section 2.01. The initial amount of each Lender’s Initial Term A Loan Commitment is set forth on Schedule 2.01 (including as amended by the applicable Incremental Assumption Agreement), or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Initial Term A Loan Commitment. The aggregate amount of the Initial Term A Loan Commitments on the Closing Date is $435.0 million.

“Insurance Business” shall mean one or more aspects of the business of soliciting, administering, selling, issuing or underwriting insurance or reinsurance.

“Insurance Subsidiary” shall mean any Subsidiary that is licensed by any Applicable Insurance Regulatory Authority to conduct, and conducts, an Insurance Business.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.20.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term A Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person and its subsidiaries for such period on a consolidated basis whether paid or accrued, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such person; provided that commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Securitization Financing shall only be included to the extent such amounts have not been deducted from consolidated revenues. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders consent to such interest periods), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“JPMCB” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Junior Refinancing Indebtedness” shall mean Indebtedness of the Borrower that is either unsecured or secured on a junior basis to the Term A Loans and is incurred after the Closing Date (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is 91 days following the maturity date of the Indebtedness being refinanced with the proceeds of such Junior Refinancing Indebtedness (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (b) the covenants, events of default, guarantees, collateral and other terms of such Indebtedness (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Subsidiaries than those agreed by the Borrower with the Administrative Agent or at least one nationally recognized non-affiliated investment bank as appropriate for widely distributed unsecured or junior secured notes or loans of the Borrower (which investment bank may be an underwriter, initial purchaser, placement agent or arranger of such Indebtedness) as reasonably evidenced to the Administrative Agent at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness. Notes issued by the Borrower in exchange for any Junior Refinancing Indebtedness in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such Junior Refinancing Indebtedness shall also be considered Junior Refinancing Indebtedness.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 10.04, Section 10.08 or Section 2.20.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by JPMCB and with a term equivalent to such Interest Period would be offered by JPMCB’s London Branch to major banks in the London interbank Eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, provided, further, that if such rate as published by ICE Benchmark Administration (or other applicable source) shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease, an option or an agreement to sell by itself be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Security Documents, any Incremental Assumption Agreement, any Promissory Note and any amendments or supplements to the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term A Loans and the Incremental Term Loans (if any).

“Local Time” shall mean New York City time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Borrower, Holdings and their Subsidiaries, as the case may be, on the Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Borrower or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of the Borrower, Holdings and their Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Acquisition” shall mean any Permitted Business Acquisition that involves the payment of consideration or assumption of Indebtedness by the Borrower and its Subsidiaries in excess of $250,000,000.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $100.0 million. Notwithstanding the foregoing, any Indebtedness under Permitted Securitization Financings shall not be Material Indebtedness.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Properties” shall mean the Real Properties owned in fee by the Loan Parties that are set forth on Schedule 1.01B and each additional Real Property encumbered by a Mortgage pursuant to Section 5.09.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any issuance or sale by any Loan Party of Indebtedness, the cash proceeds received from such issuance or sale, net of all taxes and fees (including financial advisory and investment banking fees), underwriting discounts, commissions, costs and other expenses (including legal fees and expenses), in each case incurred in connection with such issuance or sale.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(x) 100% of the cash proceeds actually received by the Borrower or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to Section 6.05(a), (b), (c), (d) (except as contemplated by Section 6.03(b)(ii)), (e), (f), (h), (i), (j), (l), (m) (to the extent such proceeds are not cash proceeds), (n) or (r)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof or any Tax Distributions resulting therefrom, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if no Event of Default exists and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 18 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18-month period but within such 18-month period are contractually committed to be used, then upon the earlier to occur of (A) the termination of such contract and (B) the expiration of a 15-month period following such 18-month period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $10.0 million, (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $20.0 million, and (z) at any time during the 18-month or 15-month reinvestment period contemplated by the immediately preceding proviso above, if, on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, the Senior Secured Leverage Ratio is less than or equal to 2.50 to 1.00, up to $200 million of such proceeds shall not constitute Net Proceeds; and

(y) an amount equal to 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New York Courts” shall have the meaning assigned to such term in Section 10.15(a).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Extending Lenders” shall have the meaning assigned to such term in Section 2.11(g).

“NRT” shall mean NRT LLC, a Delaware limited liability company, and any successors thereto.

“Obligations” shall have the meaning assigned to the term “Loan Obligations” in the Collateral Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Perfection Certificate with respect to Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value (as determined in good faith by the Borrower) in excess of $50.0 million, the Borrower and its Subsidiaries shall be in Pro Forma Compliance after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) the Borrower and the Subsidiaries are in compliance with Section 5.09 to the extent required thereby with respect to any person acquired in such acquisition, and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall not exceed the sum of (x) the greater of (I) 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 5.04 and (II) $500.0 million and (y) the portion of Cumulative Credit on the date of such election by the Borrower.

“Permitted Cure Securities” shall mean any equity securities of Holdings other than Disqualified Stock upon which all dividends or distributions, if any, shall, prior to 91 days after the Term A Facility Maturity Date, be payable solely in additional shares or such equity security.

“Permitted First Lien Indebtedness” shall mean Indebtedness incurred by the Borrower or any Subsidiary after the Closing Date so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 3.50 to 1.00 and (C) if such Indebtedness is secured on a pari passu first lien basis with the Loans, such Liens shall be permitted by Section 6.02(nn).

“Permitted Holder” shall mean each of (i) the Fund and the Fund Affiliates and (ii) the Management Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) bank deposits, checking accounts, time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-2 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(i) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), (i) the weighted average life to maturity of such Permitted Refinancing Indebtedness is not shorter than the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the maturity of such Permitted Refinancing Indebtedness is not earlier than the stated maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations or any Guarantee thereof, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations or such Guarantee, as the case may be, on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced (provided that (i) Indebtedness (other than the Senior Unsecured Notes) (A) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party that is reasonably satisfactory to the Administrative Agent and (B) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party and is reasonably satisfactory to the Administrative Agent and (ii) notwithstanding anything herein to the contrary, other guarantees and security may be added to the extent then permitted under Article VI) and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced.

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

“Permitted Securitization Financings” shall mean one or more transactions pursuant to which Securitization Assets are sold, conveyed or otherwise transferred to (x) a Special Purpose Securitization Subsidiary (in the case of the Borrower or a Subsidiary of the Borrower) or (y) any other person (in the case of a transfer by a Special Purpose Securitization Subsidiary), or Liens are granted in Securitization Assets (whether existing on the Closing Date or arising in the future); provided, that (1) recourse to the Borrower or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to Standard Securitization Undertakings; (2) no property or assets of the Borrower or any other Subsidiary of the Borrower (other than a Special Purpose Securitization Subsidiary) shall be subject to such Permitted Securitization Financing other than pursuant to Standard Securitization Undertakings; (3) any material contract, agreement, arrangement or understanding with the Borrower or any Subsidiary of the Borrower included in the Permitted Securitization Documents with respect to such Permitted Securitization Financing shall be on terms which the Borrower reasonably believes to be not materially less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower; and (4) with respect to any Permitted Securitization Financing entered into after the Closing Date, the terms of such Permitted Securitization Financing (including financing terms, advance rates, covenants, termination events and other provisions) are in the aggregate economically fair and reasonable to the Borrower and the Special Purpose Securitization Subsidiaries involved in such Permitted Securitization Financing. For the avoidance of doubt, the Existing Securitization Financings as in effect on the Closing Date shall be Permitted Securitization Financings.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee benefit plan, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan) and in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.17.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Prepaid Extending Lender” shall have the meaning assigned to such term in Section 2.11(g).

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the terms “Incremental Amount,” “Permitted Business Acquisition” or “Permitted First Lien Indebtedness” or pursuant to Sections 2.11(b), 6.01(h), 6.01(r), 6.02(u), 6.02(nn) or 6.06(e), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding after any Permitted Securitization Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the terms “Incremental Amount,” “Permitted Business Acquisition” or “Permitted First Lien Indebtedness” or pursuant to Sections 2.11(b), 6.01(h), 6.01(r), 6.02(u), 6.02(nn) or 6.06(e), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, adjustments to reflect for any fiscal period ending on or prior to the second anniversary of any relevant pro forma event, operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions). The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been delivered (but solely to the extent such Financial Performance Covenant was applicable at such time), and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information. To the extent that any provision of this Agreement requires or tests for Pro Forma Compliance prior to the first test date under Section 6.10, such provision shall be deemed to refer to the first covenant level set forth therein.

“Prohibited Transaction” shall have the meaning set forth in Section 4975(c) of the Code or described in Section 406 of ERISA.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Promissory Note” shall have the meaning assigned to such term in Section 10.04(f).

“Public Lender” shall have the meaning assigned to such term in Section 10.17(a).

“Qualified CFC Holding Company” shall mean a Wholly Owned Subsidiary of the Borrower that is a Delaware limited liability company that is treated as a disregarded entity for U.S. federal income tax purposes, the primary asset of which consists of Equity Interests in either (i) one or more Foreign Subsidiaries or (ii) a Delaware limited liability company the primary asset of which consists of Equity Interests in one or more Foreign Subsidiaries.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Amendment” shall have the meaning assigned to such term in Section 10.08(e).

“Register” shall have the meaning assigned to such term in Section 10.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04(ff).

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Replaced Term Loans” shall have the meaning assigned to such term in Section 10.08(e).

“Replacement Term Loans” shall have the meaning assigned to such term in Section 10.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which notice is waived pursuant to DOL Reg §4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that represent more than 50% of the sum of all Loans outstanding. The Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period (or Excess Cash Flow Interim Period), 50%; provided, that (a) if the Senior Secured Leverage Ratio at the end of the Applicable Period (or Excess Cash Flow Interim Period) is greater than 2.50 to 1.00 but less than or equal to 3.25 to 1.00, such percentage shall be 25%, and (b) if the Senior Secured Leverage Ratio at the end of the Applicable Period (or Excess Cash Flow Interim Period) is less than or equal to 2.50 to 1.00, such percentage shall be 0%.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.11(f).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“RP Ratio Test” shall have the meaning assigned to such term in Section 6.06(m).

“S&P” shall mean Standard & Poor’s Financial Services LLC or any successor thereto.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, the Crimea region of Ukraine and Syria).

“Sanctioned Person” shall mean, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council or the European Union, (b) any person located, organized or resident in a Sanctioned Country or (c) any person owned or controlled by any such person or persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Assets” shall mean rights to receive payments and funds under relocation contracts and related contracts, homes held for resale, receivables relating to mortgage payments, equity payments and mortgage payoffs, other related receivables, beneficial interests in such assets and assets relating thereto and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables and similar assets, made subject to a Permitted Securitization Financing, in each case related to the relocation services business.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the First Lien Intercreditor Agreement, the First and a Half Lien Intercreditor Agreement and any other intercreditor agreement executed and delivered pursuant to Section 6.02 and each of the security agreements and other instruments and documents executed and delivered with respect to the Loans and Commitments pursuant to any of the foregoing or pursuant to Section 5.09 or any Incremental Assumption Agreement.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Senior Secured Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Senior Unsecured Notes” shall mean, collectively, (i) the Borrower’s 3.375% Senior Notes due 2016, (ii) the Borrower’s 4.50% Senior Notes due 2019 and (iii) the Borrower’s 5.25% Senior Notes due 2021, each issued pursuant to the Senior Unsecured Notes Indentures and any notes issued by the Borrowers in exchange for, and as contemplated by, the Senior Unsecured Notes and the related registration rights agreement with substantially identical terms as the Senior Unsecured Notes.

“Senior Unsecured Notes Indentures” shall mean, collectively, (i) the Indenture dated as of April 26, 2013 under which the 3.375% Senior Unsecured Notes were issued, (ii) the Indenture dated as of April 7, 2014 under which the 4.50% Senior Unsecured Notes were issued and (iii) the Indenture dated as of November 21, 2014 under which the 5.25% Senior Unsecured Notes were issued, each among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Separation and Distribution Agreement” shall mean that certain Separation and Distribution Agreement, dated as of July 27, 2006, by and among Cendant Corporation, Realogy Corporation, Travelport Inc. and Wyndham Worldwide Corporation.

“Single Employer Plan” shall mean any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, but that is not a Multiemployer Plan.

“Special Purpose Securitization Subsidiary” shall mean any Subsidiary (a) party as of the Closing Date to any Existing Securitization Document or (b)(1) to which the Borrower or a Subsidiary of the Borrower transfers or otherwise conveys Securitization Assets, (2) which engages in no activities other than in connection with the receipt, management, transfer and financing of those Securitization Assets and activities incidental or related thereto, (3) none of the obligations of which are guaranteed by the Borrower or any Subsidiary of the Borrower (other than another Special Purpose Securitization Subsidiary) other than pursuant to Standard Securitization Undertakings, and (4) with respect to which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Standard Securitization Undertakings” shall mean representations, warranties (and any related repurchase obligations), servicer obligations, obligations to transfer Securitization Assets (including provisions similar to those found in the UK Securitization Documents as of the Closing Date) guarantees of performance and payments (other than payments of the obligations backed by the Securitization Assets or obligations of Special Purpose Securitization Subsidiaries), and covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower of a type that are customary in securitizations and/or are reasonably similar to those in the Existing Securitization Financings.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined, expressed in the case of each such requirement as a decimal. Such reserves shall include those imposed pursuant to Regulation D of the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset, fee or similar requirement .

“Subagent” shall have the meaning assigned to such term in Section 9.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, with respect to any person, (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, (b) any partnership, joint venture or limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity; provided that, except where the context otherwise require, the referred person means the Borrower. Notwithstanding the foregoing (and except for purposes of Sections 3.09, 3.13, 3.15, 3.16, 5.03, 5.06, 5.08 and 8.01(k), and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Domestic Subsidiary of the Borrower listed on Schedule 1.01F on the Closing Date and (b) each additional Subsidiary described in Section 5.09(d).

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future, or derivative or foreign exchange spot transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Tax Distributions” shall mean any Restricted Payments described in Section 6.06(b)(y).

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement, dated as of July 28, 2006, as amended, by and among Cendant Corporation, Realogy Group LLC, Wyndham Worldwide Corporation and Travelport Inc.

“Term A Facility” shall mean (a) the Initial Term A Loans and (b) any Incremental Term Loan Commitments.

“Term A Facility Maturity Date” shall mean October 23, 2020; provided that in the event that the Term Loans (as defined in the Existing Credit Agreement) are not repaid (whether through a refinancing permitted under this Agreement or otherwise) in full prior to December 5, 2019 or, in the absence of such repayment, the Term B Facility Maturity Date (as defined in the Existing Credit Agreement) (and any other maturity date applicable to any Other Term Loans (as defined in the Existing Credit Agreement)) has not been extended to a date not earlier than January 22, 2021, the Term A Facility Maturity Date shall be December 5, 2019.

“Term A Loans” shall mean the Initial Term A Loans made by the Lenders to the Borrower pursuant to Section 2.01 and any Incremental Term Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.20.

“Term A Loan Commitment” shall mean any Initial Term A Loan Commitment and any Incremental Term Loan Commitment.

“Term A Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term A Borrowing” shall mean any Initial Term A Borrowing or any Incremental Term Borrowing.

“Term Lender” shall mean a Lender (including Incremental Term Lenders) with a Term A Loan Commitment or with outstanding Term A Loans.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Title Resource Group” shall mean Title Resource Group LLC, a Delaware limited liability company, and any successor thereto.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) Total Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date.

“Total Senior Secured Net Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness (other than, for the avoidance of doubt, any First and a Half Lien Refinancing Notes and any other Indebtedness that is secured on a pari passu basis with or junior to the First and a Half Lien Refinancing Notes) that in each case is then secured by first priority Liens on property or assets of the Borrower and its Subsidiaries (other than a Lien on property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date.

“Transactions” shall mean, collectively, (a) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder, (b) the satisfaction and discharge of the First Lien Notes and (c) the payment of all premiums, interest, fees and expenses to be paid on or prior to the Closing Date (or otherwise in connection with the First Lien Notes) and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“UK Securitization Documents” shall mean the letter agreement, dated August 17, 2012, by and between Cartus Limited and Lloyds TSB Bank plc and the letter agreement, dated August 17, 2012, by and between Cartus Financing Limited and Lloyds TSB Bank plc, and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing, each as amended, restated, refinanced, modified or supplemented on or prior to the Closing Date.

“Unfunded Pension Liability” of any Single Employer Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Single Employer Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto as of the close of its most recent plan year, determined in both cases using the applicable assumptions promulgated under Section 430 of the Code.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean (a) cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries (including Permitted Investments made in connection with the Arbitrage Programs whether or not so restricted), minus (b) cash or cash equivalents of any Insurance Subsidiary that is not permitted to be distributed or advanced to the Borrower or any other Subsidiary as a matter of law or regulation.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower identified on Schedule 1.01G and (2) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04(j), and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04(j), (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04(j), and (e) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Senior Unsecured Notes Indentures, any other Indebtedness permitted to be incurred hereunder (to the extent the concept of unrestricted subsidiaries exists in the documents governing such Indebtedness) and all Permitted Refinancing Indebtedness in respect of any of the foregoing and all Disqualified Stock. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrower, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of such Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required by the preceding clause (iii).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.11(f).

“Wholly Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly Owned Subsidiary.

“Wholly Owned Foreign Subsidiary” of any person shall mean a Foreign Subsidiary of such person that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in

Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, or (b) the effects of purchase accounting.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standard Codification ASC 825-10 (or any other Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

SECTION 1.03. Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01. Term A Loan Commitments. Subject to the terms and conditions set forth herein, each Initial Term A Lender severally agrees to make Initial Term A Loans to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Initial Term A Loan Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Term A Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding under the Term A Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term A Facility Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days (or, with respect to the Borrowings on the Closing Date, such fewer number of Business Days as may be acceptable to the Administrative Agent) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, on the date of the proposed Borrowing (which shall be a Business Day). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Initial Term A Loans or Incremental Term Loans;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. In the event the Borrower pays such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing (but exclusive of any accrued and unpaid interest thereon).

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit C and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. Unless previously terminated, the Initial Term A Loan Commitments shall terminate on the Closing Date.

SECTION 2.09. Repayment of Term A Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term A Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.10. Repayment of Term A Loans. (a) Subject to the other paragraphs of this Section:

(i) The Borrower shall repay to the Administrative Agent, for the benefit of the Initial Term A Lenders, on the last day of March, June, September and December of each year (beginning March 31, 2016) or, if such date is not a Business Day, the next preceding Business Day (each such date being referred to as a “Term A Loan Installment Date”) through and including the Term A Facility Maturity Date, a principal amount of Initial Term A Loans equal to the product of (x) the principal amount of the Initial Term A Loans outstanding after the Initial Term A Borrowing on the Closing Date and (y) the percentage set forth below opposite the applicable Term A Loan Installment Date, with the balance of the Initial Term A Loans due in full on the Term A Facility Maturity Date.

Term A Loan Installment Date	Percentage
March 31, 2016	1.25%
June 30, 2016	1.25%
September 30, 2016	1.25%
December 31, 2016	1.25%
March 31, 2017	1.25%
June 30, 2017	1.25%
September 30, 2017	1.25%
December 31, 2017	1.25%
March 31, 2018	1.875%
June 30, 2018	1.875%
September 30, 2018	1.875%
December 31, 2018	1.875%
March 31, 2019	2.50%
June 30, 2019	2.50%
September 30, 2019	2.50%
December 31, 2019	2.50%
March 31, 2020	3.75%
June 30, 2020	3.75%
September 30, 2020 and thereafter	3.75%

(ii) To the extent not previously paid, outstanding Term A Loans shall be due and payable on the Term A Facility Maturity Date.

(b) [Reserved].

(c) Prepayment of the Term A Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be applied to the Term A Loans ratably, with the application thereof reducing in direct order the remaining installments thereof in forward order of maturity, and

(ii) any optional prepayments of the Term A Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term A Loans as the Borrowers may direct.

(d) Prior to the scheduled or voluntary repayment of any Loan, the Borrower shall select the Borrowing or Borrowings to be repaid or reduced and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part (subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d), which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Term A Facility.

(b) Promptly upon receipt thereof by Holdings or any of its Subsidiaries, all Net Proceeds shall be applied to prepay Term A Loans in accordance with paragraphs (c) and (d) of Section 2.10. Notwithstanding the foregoing, the Borrower may (i) use a portion of such Net Proceeds pursuant to clause (x) of the definition thereof to prepay or repurchase First Lien Refinancing Notes or First Lien Notes secured on a pari passu basis with the Term A Loans to the extent any agreement governing such First Lien Refinancing Notes or First Lien Notes requires the Borrower to prepay or make an offer to purchase such First Lien Refinancing Notes or First Lien Notes with the proceeds of such Asset Sale, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of such First Lien Refinancing Notes or First Lien Notes and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount (or, in the case of First Lien Refinancing Notes or First Lien Notes issued at less than its principal amount at maturity, the accreted value thereof) of such First Lien Refinancing Notes or First Lien Notes and the

outstanding principal amount of Term A Loans, and (ii) retain Net Proceeds pursuant to clause (y) of the definition thereof, provided that the Senior Secured Leverage Ratio on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 2.50 to 1.00. Notwithstanding anything in this Section 2.11(b) to the contrary, amounts actually applied toward prepayment of the Existing Term Loans pursuant to Section 2.11(b) of the Existing Credit Agreement as in effect on the date hereof, but solely with respect to Net Proceeds (as defined in the Existing Credit Agreement as in effect on the date hereof) described in clause (x) of the definition thereof shall on a dollar-for-dollar basis reduce the amount required to be applied toward prepayments of the Term A Loans hereunder.

(c) Not later than 90 days after the end of each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow, minus (ii) to the extent not financed using the proceeds of, without duplication, the incurrence of Indebtedness and the sale or issuance of any Equity Interests (including any capital contributions), the amount of any voluntary prepayments of Term A Loans made during such Excess Cash Flow Period. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail. Notwithstanding anything in this Section 2.11(c) to the contrary, amounts actually applied toward prepayment of the Existing Term Loans pursuant to Section 2.11(c) of the Existing Credit Agreement as in effect on the date hereof shall on a dollar-for-dollar basis reduce the amount required to be applied toward prepayments of the Term A Loans hereunder.

(d) [Reserved].

(e) [Reserved].

(f) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term A Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term A Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option.) On the Required Prepayment Date, the Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option (each, an “Accepting Lender”), to prepay the Term A Loans of such Accepting Lenders (which prepayment shall be applied to the scheduled installments of principal of the Term A Loans in accordance with Section 2.11(b)), and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option, to the Borrower.

(g) Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.11(a) or (f) or Section 2.18(c) (which provisions shall not be applicable to this Section 2.11(g))) or any other Loan Document, to the extent the Borrower receives First Lien Net Proceeds (other than any First Lien Net Proceeds in respect of any First Lien Refinancing Notes that were incurred pursuant to clause (ii) of the definition thereof and that Refinanced prior issued, sold or incurred First Lien Refinancing Notes the First Lien Net Proceeds of which were applied as required by this Section 2.11(g)), the Borrower shall elect to either (x) apply the aggregate amount of such First Lien Net Proceeds to prepay the Term A Loans at par on a pro rata basis on or prior to the third Business Day following the receipt of such First Lien Net Proceeds, (y) with respect to any Extension Offer made in connection with the receipt of such First Lien Net Proceeds, apply the aggregate amount of such First Lien Net Proceeds to prepay the Term A Loans of each Term Lender agreeing to such Extension (each such Extending Lender, a “Prepaid Extending Lender”) at par on a pro rata basis among such Prepaid Extending Lenders on or prior to the third Business Day following the receipt of such First Lien Net Proceeds; provided that, to the extent that such Extending Lenders are individually permitted under the applicable Incremental Assumption Agreement to decline their respective shares of such prepayment (which election shall be permitted hereunder to the extent permitted in the applicable Incremental Assumption Agreement and made in accordance with the terms thereof), and any such Extending Lender makes such an election to decline its share of such prepayment, such declined amount shall instead be applied to prepay the Term A Loans of each Term Lender agreeing to such Extension and not electing to decline its share of such prepayment (each such Extending Lender, an “Extending Prepayment Accepting Lender”) at par on a pro rata basis among such Extending Prepayment Accepting Lenders on or prior to the third Business Day following the receipt of such First Lien Net Proceeds; provided further that, to the extent that the foregoing proviso is applicable and the aggregate declined amounts exceed the aggregate amount of the remaining Term A Loans of the Extending Prepayment Accepting Lenders, such excess First Lien Net Proceeds shall then be used to prepay the Term A Loans of each Term Lender agreeing to such Extension but electing to decline its share of such prepayment (each such Extending Lender, an “Extending Prepayment Declining Lender”) at par on a pro rata basis among such Extending Prepayment Declining Lenders (which Lenders, for the avoidance of doubt, shall not be permitted to decline such prepayment) on or prior to the fourth Business Day following the receipt of such First Lien Net Proceeds; provided further that, to the extent that the aggregate declined amounts exceed the aggregate amount to be paid to Prepaid Extending Lenders after giving effect to the foregoing provisos, such excess shall then be used in accordance with clause (x) hereof on or prior to the fourth Business Day following the receipt of such First Lien Net Proceeds or (z) to the extent permitted pursuant to the Incremental Assumption Agreement with respect to any Extension of Loans made pursuant to an Extension Offer, apply the aggregate amount of such First Lien Net Proceeds to prepay Term A Loans that did not participate in such Extension Offer (“Non-Extending Lenders”) at par on a pro rata basis on or prior to the third Business Day following the receipt of such First Lien Net Proceeds; provided that to the extent that the First Lien Net Proceeds exceed the aggregate amount to be paid to the Non-Extending Lenders, such excess First Lien Net Proceeds shall be used in accordance with clause (x) hereof on or prior to the fourth Business Day following the receipt of such First Lien Net Proceeds. Notwithstanding anything in this Section 2.11(g) to the contrary, amounts actually applied toward prepayment of the Existing Term Loans pursuant to Section 2.11(g) of the Existing Credit Agreement as in effect on the date hereof shall on a dollar-for-dollar basis reduce the amount required to be applied toward prepayments of the Term A Loans hereunder.

(h) [Reserved].

(i) Notwithstanding the foregoing, payments required to be made under Section 2.11(c) shall not be required to be made with respect to that portion of such Excess Cash Flow that has been generated from a Foreign Subsidiary to the extent that any such prepayment would result in material adverse tax consequences or material legal consequences for the Borrower; provided that, the Borrower and its Subsidiaries will use commercially reasonable efforts under local law to avoid any such consequences and, to the extent such consequences cease to exist or apply, the Borrower shall make such payment in the amount otherwise required.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(b) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the Term A Facility Maturity Date; provided, that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) shall subject any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes that are indemnifiable under Section 2.17 and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender (or, in the case of (ii), Administrative Agent) of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Except as required by law, any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as applicable, imposed on or with respect to any payment by or on account of, or any obligation of, such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any interest, penalties and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a Loan Party shall not be obligated to make a payment to a Lender or the Administrative Agent pursuant to this Section 2.17 in respect of penalties, interest and other expenses to the extent (i) such penalties, interest and other expenses have accrued after 60 days after the Lender or the Administrative Agent, as the case may be, knew and did not provide written notice to the Borrower of the imposition of the Indemnified Taxes or Other Taxes to which such penalties, interest or other expenses relate or (ii) such penalties, interest and other expenses are attributable to the gross negligence or willful misconduct of such Lender or the Administrative Agent, as determined by a court of competent jurisdiction in a final nonappealable judgment. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of any withholding Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (or, in the case of a Participant, on or before the date such Participant purchases the related participation), at other times prescribed by applicable laws, and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent, two duly completed executed originals of whichever of the following is applicable: (i) Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate in the form of Exhibit E to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), (iv) Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. In addition, in each of the foregoing circumstances, each Foreign Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower and Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or Administrative Agent (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). In addition, each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two duly completed executed originals of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender. For any period with respect to which a Lender has failed to provide to the Borrower the forms prescribed by this Section 2.17(e), at the time or times prescribed herein (other than if such failure is due to either (I) a Change in Law occurring after the date on which such Lender becomes a party to this Agreement or (II) any action taken by any Loan

Party after the date of this Agreement, and as a result of such Change in Law or Loan Party action, such Lender is not legally entitled to deliver such form), such Lender shall not be entitled to indemnification or additional amounts under this Section 2.17. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally entitled to deliver.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, acting in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund, net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)). If a payment is made pursuant to the preceding sentence, the Loan Party that received such payment, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority except to the extent such penalties, interest or other charges are due to the willful misconduct or gross negligence of the Administrative Agent or such Lender) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it, acting in good faith, deems confidential) to any Loan Party or any other person.

(g) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) [Reserved].

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term A Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term A Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term A Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term A Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not, in the reasonable judgment of the Lender, subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section shall affect or postpone any of the Obligations or the rights of any Lender pursuant to Section 2.17(a).

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 10.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund); provided, that: (a) all Obligations owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.04; provided, that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after Borrower’s request, compliance with Section 10.04 shall not be required to effect such assignment.

SECTION 2.20. Incremental Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed in the aggregate the Incremental Amount from one or more Incremental Term Lenders (which may include any existing Lender) willing to provide such Incremental Term Loan Commitments in their own discretion; provided, that each Incremental Term Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such Incremental Term Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested and (ii) the date on which such Incremental Term Loan Commitments are requested to become effective.

(b) The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Assumption Agreement shall specify that from and after the effectiveness of the Incremental Assumption Agreement and the funding thereunder, the associated Incremental Term Loans shall thereafter be Term A Loans. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary, which includes amending Section 2.10, to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby as provided for in Section 10.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.20 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, provided that in the event that the Incremental Term Loan Commitments are used to finance a Permitted Business Acquisition, the condition regarding the accuracy of representations and warranties set forth in paragraph (b) of Section 4.01 shall be limited to customary “specified representations” and those representations included in the related acquisition agreement that are material to the interests of the Lenders and only to the extent that the Borrower has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations, and the condition regarding the absence of a Default or Event of Default required by paragraph (c) of Section 4.01 shall be made by the Borrower at the time of the execution of the relevant acquisition agreement related to such Permitted Business Acquisition, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans are secured by the Collateral ratably with the existing Term A Loans and (iii) the Borrower shall be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitment, the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans are in the form of additional Term A Loans, when originally made, and are included in each Borrowing and repayment (including pursuant to Section 2.10(a)(i)) of outstanding Term A Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Lenders to effect the foregoing.

(e) Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.18(c) (which provisions shall not be applicable to clauses (e) through (j) of this Section 2.20)) or any other Loan Document, pursuant to one or more offers made from time to time by the Borrower to all Lenders on a pro rata basis (“Extension Offers”), the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term A Loans to each such Lender and to otherwise modify the terms of such Lender’s Term A Loans pursuant to the terms of the relevant Extension Offer (including increasing the interest rate or fees and/or modifying the amortization schedule in respect thereof). Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender (if such Lender is extending an existing Term A Loan (such extended Term A Loan, an “Extended Term Loan”).

(f) The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans; provided that (i) except as to interest rates, fees, amortization, final maturity date and participation in prepayments (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Extension Offer), the Extended Term Loans shall have (x) the same terms as the Term A Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be later than the Term A Facility Maturity Date, (iii) the weighted average life to maturity of any Extended Term Loans shall be longer than the remaining weighted average life to maturity of the Term A Loans, and (iv) other than as set forth in Section 2.11(g), any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans evidenced thereby as provided for in Section 10.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(g) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term A Loan (or applicable portion thereof) will be automatically designated an Extended Term Loan. For purposes of this Agreement and the other Loan Documents, if such Extending Lender is extending a Term A Loan (or portion thereof), such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan.

(h) [Reserved].

(i) Notwithstanding anything to the contrary set forth in this Agreement or any other

Loan Document (including this Section 2.20), (i) the aggregate amount of Extended Term Loans, will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan is required to be in any minimum amount or any minimum increment, (iii) except as set forth in the applicable Extension Offer, any Extending Lender may extend all or any portion of its Term A Loans pursuant to one or more Extension Offers (subject to applicable proration in the case of overparticipation) (including one or more extensions of any Extended Term Loan), (iv) there shall be no condition precedent to any Extension of any Term A Loan at any time or from time to time other than (A) delivery of notice to the Administrative Agent of such Extension and the terms of the Extended Term Loans implemented thereby and (B) a representation by the Borrower in the applicable Incremental Assumption Agreement that the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the effective date of such Extension, with the same effect as though made on and as of such date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case such representation or warranty was true and correct in all material respects as of such earlier date), (v) no consent of any Lender or Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments (or a portion thereof), (vi) all Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured on a pari passu basis with the Term A Loans and (vii) no Lender shall be required to consent to any extension of any Loan and/or Commitment (or any portion thereof), which consent shall be in each Lender’s sole discretion.

(j) Each Extension shall be consummated pursuant to procedures set forth in the associated Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

ARTICLE III

Representations and Warranties

On the date of each Credit Event as provided in Section 4.01, the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, the Borrower and each of the Material Subsidiaries (a) (i) is a partnership, limited liability company or corporation duly organized, validly existing and (ii) in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A)

any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings, registrations or other notifications in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements.

(a) The audited consolidated and combined balance sheets of the Borrower as at December 31, 2014, 2013 and 2012, and the related audited consolidated and combined statements of income and cash flows for the years ended December 31, 2014, 2013 and 2012, reported on by and accompanied by a report from PricewaterhouseCoopers LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects in accordance with GAAP the consolidated and combined financial position of the Borrower and its consolidated Subsidiaries as at such date and the consolidated and combined results of operations and cash flows of the Borrower and its consolidated Subsidiaries for the years then ended.

(b) The unaudited consolidated and combined balance sheets of the Borrower as at March 31, 2015 and June 30, 2015, and the related unaudited consolidated and combined statements of income and cash flows for the fiscal quarters ended March 31, 2015 and June 30, 2015, copies of which have heretofore been furnished to each Lender, present fairly in all material respects in accordance with GAAP the consolidated and combined financial position of the Borrower and its consolidated Subsidiaries as at such date and the consolidated and combined results of operations and cash flows of the Borrower and its consolidated Subsidiaries for the three-month periods then ended.

SECTION 3.06. No Material Adverse Effect. Since December 31, 2014, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties but excluding any real property held by the Borrower or any Subsidiary subject to and in connection with its relocation services business) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing reasonably necessary for the present conduct of its business, without any infringement or other violation (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the business of the Borrower, except where such infringements, other violations and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(b).

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary. Such schedule separately identifies each Insurance Subsidiary, Qualified CFC Holding Company and Special Purpose Securitization Subsidiary as of the Closing Date.

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as disclosed in SEC filings of the Borrower made on or before the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of Holdings or the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations. (a) None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. The Borrower shall use the proceeds of the Initial Term A Loans made on the Closing Date to finance a portion of the satisfaction and discharge of the First Lien Notes and to pay premiums, interest, fees and expenses associated with the foregoing and for other general corporate purposes.

SECTION 3.13. Tax Returns. Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all Federal income tax and all material state, local, non-income Federal and non-U.S. tax returns required to have been filed by it and each such tax return is true and correct in all material respects;

(b) Each of Holdings, the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the tax returns referred to in clause (a) and all other material Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, there have been no claims asserted in writing with respect to any Taxes.

SECTION 3.14. No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and, if delivered prior to the Closing Date, as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto).

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.15. Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, Holdings, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (iii) no Single Employer Plan has any Unfunded Pension Liability in excess of $50.0 million; (iv) no ERISA Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur; (v) none of Holdings, the Borrower, the Subsidiaries or any of the ERISA Affiliates has engaged in an non-exempt Prohibited Transaction; (vi) none of Holdings, the Borrower or the Subsidiaries and the ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan; (vii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by Holdings, the Borrower, the Subsidiaries or any ERISA Affiliates or which Holdings, the Borrower, the Subsidiaries or any ERISA Affiliates has an obligation to contribute have been accrued in accordance with ASC Topic 715-60; and (viii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen.

(b) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any Foreign Plan and (ii) with the terms of any such Foreign Plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of Holdings or the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Single Employer Plan that would reasonably be expected to result in liability to Holdings, the Borrower, any of the Subsidiaries or the ERISA Affiliates.

(d) Within the last five years, no Single Employer Plan of Holdings, the Borrower, any Subsidiary or the ERISA Affiliates has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, that would reasonably be expected to result in liability to Holdings, the Borrower, any Subsidiary or any of the ERISA Affiliates in excess of $50.0 million, nor has any Single Employer Plan of Holdings, the Borrower, any Subsidiary or any of the ERISA Affiliates (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (with the meaning of Section 4001(a)(14) of ERISA) that has or would reasonably be expected to result in a Material Adverse Effect.

(e) To the best of Holdings and the Borrower’s knowledge, neither Holdings, the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability to the Borrower under ERISA, and to the best of Holdings and the Borrower’s knowledge, neither Holdings, the Borrower nor any ERISA Affiliate would become subject to any material liability under ERISA if

Holdings, the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the best of Holdings or the Borrower’s knowledge, no such Multiemployer Plan is in reorganization or insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

SECTION 3.16. Environmental Matters. Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, claim, demand, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Holdings’ or the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws and (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17. Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when, pursuant to the First Lien Intercreditor Agreement, certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the applicable Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by possession or by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the applicable Secured Parties) shall have a fully perfected, first priority (subject to Permitted Liens) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the U.S. Intellectual Property (as defined in the Collateral Agreement), in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18. Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis and at a fair valuation, will exceed the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, of the Borrower and its Subsidiaries, on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.19. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.20. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of Holdings, the Borrower and the Subsidiaries owns or possesses, or is licensed, or otherwise has the right, to use, all of the U.S. and foreign intellectual property, including patents, inventions, discoveries, trade secrets, know-how, proprietary information, trademarks, service marks, trade names, logos, domain names and other source indicators (and the goodwill of the business symbolized thereby), copyrights, works of authorship in any media, mask works, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, free of all Liens except Permitted Liens, and all such Intellectual Property Rights are subsisting, unexpired and have not been abandoned, and, to the knowledge of Holdings, the Borrower or the Subsidiaries, their ownership or use of such Intellectual Property Rights does not infringe upon or otherwise violate the rights of any other person, (b) none of Holdings, the Borrower or the Subsidiaries have any knowledge that any product, process, method, service, practice, substance, part, material now employed, sold or offered by such persons, is infringing upon, misappropriating or otherwise violating any Intellectual Property Rights of any person, and no claim, litigation, action, arbitration or investigation regarding any of the foregoing, or otherwise seeking to limit, cancel or invalidate any Intellectual Property Right owned by Holdings, the Borrower or the Subsidiaries, is pending or, to the knowledge of Holdings and the Borrower, threatened, (c) to the knowledge of Holdings or the Borrower, no holding, decision or judgment has been rendered by any Governmental Authority which limits, cancels or challenges the validity of, or Holdings’, the Borrower’s or any Subsidiary’s rights in, any Intellectual Property Rights owned or licensed by Holdings, the Borrower or any Subsidiary, and (d) except as disclosed on Schedule 3.20(d), no Intellectual Property Right owned by Holdings, the Borrower or the Subsidiaries is the subject of any licensing or franchise agreement pursuant to which Holdings, the Borrower or any Subsidiary has granted an exclusive right to any person other than a franchisee or a master franchisor in the ordinary course of business to use such Intellectual Property Right.

SECTION 3.21. Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the documentation governing any subordinated Indebtedness permitted to be incurred hereunder or any Indebtedness permitted to be incurred hereunder constituting subordinated Indebtedness.

SECTION 3.22. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors or officers, or (b) any employee of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans ( a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03.

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), provided that any representation and warranty otherwise qualified by materiality shall be true and correct in all respects.

(c) At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Effectiveness of Commitments. The obligations of each Lender to make any extension of credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.08):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party in form satisfactory to the Administrative Agent) or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above, and

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and

(iii) a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above.

(d) The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released or should be released upon the funding of the Loans.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) The Lenders shall have received a solvency certificate in form and substance reasonably satisfactory to the Administrative Agent and signed by the Chief Financial Officer of the Borrower.

(i) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(j) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, requested not less than five business days prior to the date hereof.

(k) The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, such documentation reasonably requested by it to evidence that the Obligations are designated “First Lien Senior Priority Obligations” under the First Lien Intercreditor Agreement, and a representative of the holders of such Indebtedness and the other parties thereto shall have delivered to the Administrative Agent a supplement to the First Lien Intercreditor Agreement in the form of Annex II thereto.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated or have expired and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Material Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties; Compliance. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution, except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries except as permitted under Section 6.04.

(b) Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

(c) Maintain in effect and enforce policies and procedures reasonably designed to promote compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.02. Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as loss payee on property and casualty policies and as an additional insured on liability policies; provided that (i) workers’ compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and (ii) such insurance may contain self-insurance retention and deductible levels consistent with normal industry practice.

(b) With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973 and other applicable federal banking laws and regulations pertaining to flood hazards, as the same may be amended from time to time.

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) neither the Administrative Agent nor any of the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent or any of the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent or the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (b) Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit, or as to the status of the Borrower or any Material Subsidiary as a “going concern” to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the filing by the Borrower of annual reports on Form 10 K of the Borrower and its consolidated Subsidiaries with the SEC shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) within 45 days after the end of the first three quarterly periods of each fiscal year of the Borrower, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the filing by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries with the SEC shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenant, (iii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended, (iv) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary” and (v) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(e) within 90 days after the beginning of each fiscal year of the Borrower, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.09(f);

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(h) in the event that (i)(a) in respect of the Senior Unsecured Notes, and any Permitted Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC or (b) the indentures governing any secured or unsecured notes of the Borrower, permit the Borrower, Holdings or any Parent Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis and (ii) Holdings or such Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any material assets or have other material liabilities, other than cash and cash equivalents and those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Borrower’s Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrower and its Subsidiaries with the Financial Performance Covenant) shall satisfy the requirements of such paragraphs; and

(i) upon the request of the Administrative Agent, copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate or Subsidiary may request with respect to any Multiemployer Plan; provided, that if the Borrower or any of its ERISA Affiliates or Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable written request of the Administrative Agent, the Borrower and/or its ERISA Affiliates or Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are occurring, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintenance of Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested, but in any case no more than once per year unless an Event of Default shall have occurred and be continuing, and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.08, to the extent the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, in each case subject to paragraph (g) below.

(b) If any asset (including any owned Real Property (other than owned Real Property covered by paragraph (c) below) or improvements thereto or any interest therein) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $5.0 million is acquired by the Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.09(g) or the Security Documents) will (i) promptly notify the Collateral Agent thereof, (ii) if such asset is comprised of Real Property, deliver to Collateral Agent an updated Schedule 1.01B reflecting the addition of such asset, and (iii) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such owned Real Property of the Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Closing Date and having a value at the time of acquisition in excess of $10.0 million pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of perfection thereof; record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy, and a survey. If at the time an Additional Mortgage is to be executed and delivered, if Borrower is in receipt of a completed “Standard Flood Hazard Determination”, and if one or more buildings located on the Mortgaged Property covered by such Additional Mortgage are located in a special flood hazard area, Borrower shall deliver to the Collateral Agent prior to the execution of such Additional Mortgage (1) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party and (2) evidence of flood insurance required by Section 5.02(b).

(d) If any additional direct or indirect Subsidiary of Holdings or the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Domestic Subsidiary (other than a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, an Insurance Subsidiary or an Immaterial Subsidiary designated by the Borrower as not a Loan Party) or a “first tier” Special Purpose Securitization Subsidiary, within 10 Business Days (or such longer period as the Collateral Agent shall agree) after the date such Domestic Subsidiary or “first tier” Special Purpose Securitization Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Domestic Subsidiary or “first tier” Special Purpose Securitization Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Domestic Subsidiary (unless such Domestic Subsidiary is not a Wholly Owned Subsidiary) or “first tier” Special Purpose Securitization Subsidiary and with respect to any Equity Interest in or Indebtedness of such Domestic Subsidiary or “first tier” Special Purpose Securitization Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(e) If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a

Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary, within 10 Business Days (or such longer period as the Collateral Agent shall agree) after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Foreign Subsidiary (unless such Foreign Subsidiary is not a Wholly Owned Subsidiary) is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(f) (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.09 need not be satisfied with respect to (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease, (ii) any vehicle, (iii) cash, deposit accounts and securities accounts, (iv) any Insurance Subsidiary except to the extent that a pledge of the Equity Interests thereof is permitted by applicable law, or any Securitization Assets, (v) any Equity Interests acquired after the Closing Date (other than Equity Interests in the Borrower or, in the case of any person which is a Subsidiary, Equity Interests in such person issued or acquired after such person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) with respect to contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (vi) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Permitted Lien), (vii) (A) entities that become Subsidiaries (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary being designated as a Subsidiary being deemed to constitute the acquisition or formation of a Subsidiary) after the Closing Date if the Administrative Agent, after consultation with Holdings, shall reasonably determine that the costs of obtaining a guarantee of the applicable Obligations from such entities is excessive in relation to the value to be afforded to the Lenders thereby or (B) those assets as to which the Administrative Agent, after consultation with Holdings, shall reasonably determine that the costs of obtaining or perfecting a security interest in such assets are excessive in relation to the value of the security to be afforded thereby, including (w) the costs and legal and practical difficulties of obtaining such guarantees and security from Foreign Subsidiaries, (x) the costs of obtaining such guarantee or security interest, or perfecting such security interest, in relation to the value of the credit support to be afforded thereby, (y) general statutory limitations, financial assistance, corporate benefit, fraudulent preference, thin capitalization, retention of title claims and similar principles and (z) the fiduciary duties of directors, contravention of legal prohibitions or risk of personal or criminal liability on the part of any officer, (viii) perfection of any security interest in Collateral to the extent such perfection (or the steps required to provide such perfection) would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as permitted by the Loan Documents, (ix) perfection of any security interest in receivables or other Collateral to the extent such perfection would require notice to customers of Borrower and the Subsidiaries prior to the time that an Event of Default has occurred and is continuing, or (x) any real property acquired by the Borrower or any Subsidiary in the ordinary course of its relocation services business; provided, that, upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (v) and (vi) above.

SECTION 5.10. Ratings. Exercise commercially reasonable efforts to maintain at all times (a) corporate ratings of the Borrower and (b) ratings of the Term A Facility, in case from Moody’s and S&P.

SECTION 5.11. Compliance with Material Contracts. Perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

SECTION 5.12. Post-Closing Covenant. Within the periods set forth on Schedule 5.12 (or such longer period as the Administrative Agent may determine), take the actions described on Schedule 5.12.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated or have expired and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Material Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business;

(e) Indebtedness of the Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided, that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and the subsidiaries to finance working capital needs of the subsidiaries, (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness of the Borrower to any Subsidiary that is not a Subsidiary Loan Party shall, if legally permissible, be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness (including obligations in respect of letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any of its Subsidiaries in the ordinary course of business or consistent with past practice or industry practice;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or of an entity merged into or consolidated or amalgamated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger, consolidation or amalgamation, the assumption and incurrence of any Indebtedness and any related transactions, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00 and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(i) (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the construction, acquisition, lease or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such construction, acquisition, lease or improvement, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the Remaining Present Value of outstanding leases permitted under Section 6.03, would not exceed the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 and any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(l) Indebtedness of the Borrower pursuant to (i) the Senior Unsecured Notes in an aggregate principal amount that is not in excess of $1,250 million (plus any interest and premium (including tender premiums) paid by increases to principal) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(m) Guarantees (i) by the Subsidiary Loan Parties of the Indebtedness of the Borrower described in Section 6.01(l), (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (iii) by the Borrower or any Subsidiary Loan Party of Indebtedness of Holdings or any Subsidiary that is not a Subsidiary Loan Party that is otherwise permitted hereunder to the extent such Guarantees are permitted by Section 6.04(b), (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party and (v) by the Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(s) and to the extent such Guarantees are permitted by Section 6.04(b); provided, that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of other Indebtedness) and trade letters of credit in the ordinary course of business;

(p) Indebtedness supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) (i) other Indebtedness incurred by the Borrower or any Subsidiary Loan Party so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(s) Indebtedness of Subsidiaries that are not Loan Parties in an aggregate amount not to exceed at any time outstanding the greater of $330 million and 3.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(t) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees and directors of the Borrower or any Subsidiary incurred (i) in the ordinary course of business or (ii) in connection with the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith);

(v) Indebtedness in connection with Permitted Securitization Financings;

(w) Indebtedness of the Borrower and the Subsidiaries incurred under overdraft, lines of credit or cash management facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or one or more of the Lenders and (in each case) established for the Borrower’s and the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Cash Management Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents;

(x) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not in excess, at any one time outstanding, of the greater of $550.0 million or 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(y) Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent Entity permitted by Section 6.06;

(z) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(aa) Indebtedness incurred in connection with notes and earn-out obligations payable to sellers in joint ventures and Permitted Business Acquisitions; provided that required payments in respect thereof shall not exceed 40% of the amount of Permitted Business Acquisitions for such year;

(bb) Indebtedness in respect of Arbitrage Programs in an aggregate principal amount not to exceed the sum of (i) $10.0 million and (ii) the aggregate amount of Permitted Investments related thereto from time to time;

(cc) all premiums (including tender premiums, if any), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (bb) above;

(dd) Indebtedness of the Borrower pursuant to (i) the First and a Half Lien Refinancing Notes in an aggregate principal amount that is not in excess of $196.0 million (plus any interest and premium (including tender premiums) paid by increases to principal), (ii) the First Lien Notes in an aggregate principal amount that is not in excess of $593.0 million (plus any interest and premium (including tender premiums) paid by increases to principal), and (iii) in each case, any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(ee) Indebtedness pursuant to any First Lien Refinancing Notes; provided that the Borrower shall Refinance Term A Loans with an amount not less than the First Lien Net Proceeds of any First Lien Refinancing Notes to the extent required by Section 2.11(g);

(ff) (i) Junior Refinancing Indebtedness; provided that (x) 100% of the Net Cash Proceeds of such Junior Refinancing Indebtedness must be used only by the Borrower to Refinance all or any portion of the Senior Unsecured Notes or any other Junior Financing (or all or any portion of any Permitted Refinancing Indebtedness in respect thereof) and (ii) any refinancing, refunding, renewal, replacement, defeasance or extension of any Junior Refinancing Indebtedness; provided that in connection with any such refinancing, refunding, renewal, replacement, defeasance or extension (in each case, a “refinancing,” with correlatives of such term having a similar meaning), (x) the principal amount of any such refinancing Indebtedness is not greater than the principal amount of the Indebtedness being refinanced outstanding immediately prior to such refinancing (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses relating to such refinancing Indebtedness), (y) such refinancing Indebtedness otherwise complies with the definition of Junior Refinancing Indebtedness and (z) such refinancing Indebtedness is secured on a pari passu basis with or junior to the Indebtedness being refinanced (or, in the event the Indebtedness being refinanced is unsecured, such refinancing Indebtedness shall be unsecured);

(gg) Indebtedness of the Borrower in respect of one or more series of senior unsecured notes or senior secured notes that will be secured by all or a portion of the Collateral on a pari passu or junior basis with the Obligations, that are issued or made in lieu of loans under the Incremental Term Loans and Permitted Refinancing Indebtedness in respect thereof (the “Additional Notes”); provided that (A) such Additional Notes are not scheduled to mature prior to the date that is 91 days after the Term A Facility Maturity Date, (B) the aggregate principal amount of all Additional Notes issued pursuant to this clause (gg) shall not exceed (x) $500 million less (y) the aggregate principal amount (i) of all loans under the Incremental Term Loans made after the Closing Date pursuant to Section 2.20 and clause (x) of the definition of “Incremental Amount” and (ii) of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments made after the Closing Date (as such terms are defined in the Existing Credit Agreement) pursuant to Section 2.20 of the Existing Credit Agreement and clause (x) of the definition of “Incremental Amount” thereunder, (C) such Additional Notes shall not be subject to any Guarantee by any Subsidiary other than a Loan Party, (D) in the case of Additional Notes that are secured, the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings, the Borrower or any of its Subsidiaries other than any asset constituting Collateral, (E) if such Additional Notes are secured, the security agreements relating to such Additional Notes shall be substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (F) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence (provided that in the event that the Additional Notes are used to finance a Permitted Business Acquisition, the condition required by this clause (F) shall be made as of the time of the execution of the relevant acquisition agreement related to such Permitted Business Acquisition) and (G) if such Additional Notes are secured, such Additional Notes shall be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent;

(hh) Permitted First Lien Indebtedness and Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(ii) Indebtedness under the Existing Credit Agreement (including pursuant to any Incremental Term Loan Commitments and Incremental Revolving Facility Commitments (as each such term is defined in the Existing Credit Agreement as in effect on the date hereof) as permitted by the Existing Credit Agreement, but without giving effect to any amendment, supplement or other modification thereto that permits (or has the effect of permitting) any increase of the Indebtedness thereunder in a manner not permitted as of the date hereof) and any Permitted Refinancing Indebtedness in respect thereof; and

(jj) Indebtedness under the Existing Letter of Credit Facility Agreement, but without giving effect to any amendment, supplement or other modification thereto that permits (or has the effect of permitting) any increase of the Indebtedness thereunder in a manner not permitted as of the date hereof and any Permitted Refinancing Indebtedness in respect thereof.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value (as determined in good faith by the Borrower) that does not exceed $10.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) Liens created under the Loan Documents (including, without limitation, Liens securing obligations in respect of Swap Agreements owed to a person that is a Lender or an Affiliate of a Lender at the time of entry into such Swap Agreements) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided, however, that in no event shall the holders of the Indebtedness under the Cash Management Line (other than any Agent, Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender) have the right to receive proceeds from any realization upon the Collateral or payments from the Guarantors pursuant to the Collateral Agreement in respect of a claim in excess of $25.0 million in the aggregate (plus (i) any accrued and unpaid interest in respect of Indebtedness incurred by the Borrower and the Subsidiaries under the Cash Management Line and (ii) any accrued and unpaid fees and expenses owing by the Borrower and the Subsidiaries under the Cash Management Line) from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents; provided, further, that in no event shall any holder of any Indebtedness (other than the Cash Management Line, which shall be governed by the preceding proviso to this clause (b)) incurred in the ordinary course of business of the Borrower or any Subsidiary and permitted under Section 6.01 have the right to receive proceeds from any realization upon the Collateral or payments from the Guarantors pursuant to the Collateral Agreement in respect of a claim in excess of $25.0 million in the aggregate from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents unless such holder has executed an intercreditor agreement with the Administrative Agent in form and substance satisfactory to the Administrative Agent;

(c) Liens on any property or asset of the Borrower or any Subsidiary at the time of its acquisition or existing on the property of any person at the time such person becomes a Subsidiary; provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) , (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) any Indebtedness secured thereby is permitted under Section 6.01(h);

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory and regulatory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions and such other encumbrances as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (limited to the assets subject to such Indebtedness except that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender);

(j) Liens arising out of sale and lease-back transactions permitted under Section 6.03, so long as such Liens attach only to the subject property and any accessions thereto, proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 8.01(j) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(l) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.09 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit, trade-related bank guarantees or similar obligations permitted under Section 6.01(f) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property Rights and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens on property or assets of any Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(u) other Liens with respect to property or assets of the Borrower or any Subsidiary; provided that (i) after giving effect to any such Lien and the creation, incurrence, acquisition or assumption of Indebtedness, if any, secured by such Lien, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00, (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, (iv) if such Liens are on any Collateral, such Liens on the Collateral are subordinated to the Liens granted to the Lenders under the Loan Documents that secure the Loans made on the Closing Date, and (v) to the extent such Liens are subordinated to the Liens granted hereunder, an intercreditor agreement reasonably satisfactory to the Administrative Agent shall be entered into providing that such new liens will be subordinated to the Liens granted to the Lenders hereunder to secure the Loans made on the Closing Date, in each case, on customary terms and any refinancing thereof in accordance with the incurrence of any Permitted Refinancing Indebtedness;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens in respect of Permitted Securitization Financings on all or a portion of the assets of Special Purpose Securitization Subsidiaries (including pursuant to UCC filings covering sales of accounts, chattel paper, payment intangibles, promissory notes and beneficial interests in such assets with respect to Permitted Securitization Financings);

(aa) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01(f) or (o);

(bb) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) Liens in favor of the Borrower or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(dd) Liens on not more than $50.0 million of deposits securing Swap Agreements;

(ee) [reserved];

(ff) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at the time of incurrence thereof, not to exceed the greater of (i) $75.0 million and 1.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(gg) [reserved];

(hh) Liens on Permitted Investments (and related segregated deposit and securities accounts) securing Indebtedness outstanding under Section 6.01(bb);

(ii) Liens on any asset of the Borrower or any Subsidiary securing any liability incurred in connection with the acquisition of homes and related assets in the ordinary course of its relocation services business; provided that such Lien (i) does not apply to any other asset of the Borrower or any Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset and (ii) such Lien is not created in contemplation of or in connection with such acquisition;

(jj) Liens on proceeds from Cendant Contingent Assets received by the Borrower and held in trust (or otherwise segregated or pledged) for the benefit of the other parties to the Separation and Distribution Agreement (other than Travelport Inc.) to secure the Borrower’s obligations under Section 7.9 thereof;

(kk) Liens securing obligations under any First Lien Refinancing Notes that are (or are intended to be) secured on a pari passu basis with the Term A Loans; provided that, in each case, the Administrative Agent and a representative for the holders thereof shall have entered into a supplement to the First Lien Intercreditor Agreement;

(ll) (i) Liens securing obligations under First and a Half Lien Refinancing Notes so long as the obligations in respect of such Indebtedness shall be subject to the First and a Half Lien Intercreditor Agreement and (ii) Liens securing obligations under First Lien Notes so long as the obligations in respect of such Indebtedness shall be subject to the First Lien Intercreditor Agreement;

(mm) Liens securing obligations under (i) Indebtedness permitted by Section 6.01(ff) and (ii) First Lien Refinancing Notes that are (or are intended to be) secured on a pari passu basis with or junior to the First and a Half Lien Refinancing Notes, provided that the Administrative Agent and a representative for the holders thereof shall have entered into an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(nn) (x) Liens securing obligations with respect to Additional Notes and (y) other Liens with respect to property or assets of the Borrower or any Subsidiary in connection with any Permitted First Lien Indebtedness; provided that (i) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Permitted First Lien Indebtedness shall be designated “First Lien Senior Priority Obligations” under the First Lien Intercreditor Agreement and a representative of the holders of such Indebtedness shall have delivered to the Administrative Agent a supplement to the First Lien Intercreditor Agreement in accordance with Section 5.13 thereof; and

(oo) Liens securing obligations under the Existing Credit Agreement, but without giving effect to any amendment, supplement or other modification thereto that permits (or has the effect of permitting) any increase of the Indebtedness thereunder in a manner not permitted as of the date hereof and any Permitted Refinancing Indebtedness in respect thereof; provided that the Obligations hereunder are secured on a pari passu basis with any such obligations in accordance with the First Lien Intercreditor Agreement.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned (i) by the Borrower or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property or (ii) by any Subsidiary that is not a Loan Party regardless of when such property was acquired and (b) with respect to any property owned by the Borrower or any Subsidiary Loan Party, (i) if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Sections 6.01(i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04 and (ii) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Subsidiary Loan Party as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term A Loans to the extent required by Section 2.11(b).

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) [reserved];

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) the net amount outstanding in respect of intercompany loans made after the Closing Date by Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees by Loan Parties of Indebtedness after the Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate amount equal to (x) the greater of (1) $500.0 million and (2) 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); plus (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(b)(y); provided, further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made (including in connection with the Arbitrage Programs);

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $50.0 million as of the end of the fiscal quarter immediately prior to the date of such loan or advance for which financial statements have been delivered pursuant to Section 5.04 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any direct or indirect parent of Holdings) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, and advances to real estate agents in the ordinary course of business;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to any increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), (u) and (ee);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 (plus, without duplication for such amounts included in the calculation of the Cumulative Credit, any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii); provided that if any Investment pursuant to this clause (j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, then (so long as such Investment also complies with clause (k) below if such person becomes a Subsidiary as a result of such Investment) such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary of the Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);

(m) Investments received in connection with the bankruptcy or reorganization of, settlement of delinquent accounts against, and settlement, compromise or resolution of litigation, arbitration or other disputes with or judgments against, any other person that is not an Affiliate of the Borrower, or Investments acquired as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) in the case of any acquisition, merger, consolidation or amalgamation, permitted under Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of Holdings (or any Parent Entity);

(r) subject to the limitations of the last paragraph of Section 6.05, Investments in the Equity Interests of one or more newly formed persons that are received as consideration for the contribution by Holdings, the Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined in good faith by the Borrower on an arms’-length basis, so contributed pursuant to this paragraph (r) shall not in the aggregate exceed $50.0 million and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value (as determined in good faith by the Borrower) of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(s) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) Investments in Subsidiaries that are not Loan Parties not to exceed the greater of $220.0 million and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus an amount equal to any return of capital actually received in respect of Investments theretofore made pursuant to this paragraph (u) in the aggregate, as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time such Investment is made;

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x) Investments by Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y) Investments arising as a result of Permitted Securitization Financings;

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(aa) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(bb) Investments received substantially contemporaneously in exchange for Equity Interests of Holdings or any Parent Entity; provided that such Investments are not included in any determination of the Cumulative Credit;

(cc) Investments in joint ventures not in excess of the greater of $220.0 million and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 in the aggregate (plus an amount equal to any return of capital actually received in respect of Investments theretofore made pursuant to this paragraph (cc) in the aggregate); provided that if any Investment pursuant to this clause (cc) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, then (so long as such Investment also complies with clause (k) above if such person becomes a Subsidiary as a result of such Investment) such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (cc) for so long as such person continues to be a Subsidiary of the Borrower;

(dd) [reserved];

(ee) any franchise development advances or notes and other loans to franchisees in an aggregate amount not to exceed $75.0 million in any fiscal year; and

(ff) advances or loans to relocating employees of a customer in the relocation services business of the Borrower or any Subsidiary made in the ordinary course of business.

The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

For purposes of covenant compliance with this Section 6.04, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person, or liquidate or dissolve, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.09;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 6.07 and the aggregate gross proceeds of any such sales, transfers, leases or other dispositions plus the aggregate gross proceeds of any or all assets sold, transferred, leased, licensed or otherwise disposed of in reliance on clause (g) below, shall not exceed, in any fiscal year of the Borrower, the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal year ended immediately prior to the date of such sale, transfer, lease or other disposition for which financial statements have been delivered pursuant to Section 5.04 (determined based on the balance sheet so delivered for such prior fiscal year);

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06;

(f) the sale or other disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of a Permitted Securitization Financing;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this clause (g) pursuant to Section 6.05(c)); provided, that (i) the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased, licensed or otherwise disposed of in reliance upon this paragraph (g), plus the aggregate gross proceeds of any or all assets sold, transferred, leased or otherwise disposed of to Subsidiaries that are not Loan Parties in reliance on clause (c) above, shall not exceed, in any fiscal year of the Borrower, the greater of $550.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal year ended immediately prior to the date of such sale, transfer, lease, license or other disposition for which financial statements have been delivered pursuant to Section 5.04 (determined based on the balance sheet so delivered for such prior fiscal year), (ii) no Default or Event of Default exists or would result therefrom, (iii) with respect to any such sale, transfer, lease or other disposition with aggregate gross proceeds (including noncash proceeds) in excess of $10.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, and (iv) the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Subsidiary that is not a Loan Party, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (x) of the definition of “Net Proceeds”;

(l) the sale or other transfer of Securitization Assets or interests therein pursuant to a Permitted Securitization Financing;

(m) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $10.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $20.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, further, that (A) the aggregate gross consideration (including exchange assets, other noncash consideration and cash proceeds) of any or all assets exchanged in reliance on this paragraph (m) shall not exceed, in any fiscal year of the Borrower, 5.0% of Consolidated Total Assets as of the end of the fiscal year ended immediately prior to the date of such exchange transaction for which financial statements have been delivered pursuant to Section 5.04 (determined based on the balance sheet so delivered for such prior fiscal year), (B) no Default or Event of Default exists or would result therefrom, (C) with respect to any such exchange with aggregate gross consideration in excess of $10.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, and (D) the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b);

(n) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and its Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(o) [reserved];

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) any disposition of Permitted Investments in connection with the Arbitrage Programs;

(r) sales or other dispositions of Equity Interests in Existing Joint Ventures;

(s) any grant of a license or sublicense in the ordinary course of business under any Intellectual Property Rights or franchise rights; and

(t) the purchase and sale of assets in the ordinary course of the relocation services business of the Borrower or any Subsidiary.

Notwithstanding anything to the contrary contained in this Section 6.05, (i) no sale, transfer or other disposition of assets shall be permitted by clause (g) or (m) of this Section 6.05 unless such disposition is for fair market value (as determined in good faith by the Borrower) and (ii) no sale, transfer or other disposition of assets in excess of $40.0 million shall be permitted by paragraph (d) or (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of clause (ii), (a) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $50.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash. To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any person other than Holdings, the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

SECTION 6.06. Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares)

(the foregoing, “Restricted Payments”; for avoidance of doubt, the payment of the Cendant Contingent Liabilities shall not constitute Restricted Payments); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04);

(b) (x) the Borrower may make Restricted Payments to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of equity securities or debt (including debt securities and bank loans) of Holdings or any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its (or its Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 6.07(b), and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings, or another Parent Entity) and (y)(i) with respect to each tax year or portion thereof that the Borrower qualifies as a Flow Through Entity, the Borrower may make Restricted Payments to the holders of Equity Interests of the Borrower (or to any direct or indirect member of the Borrower or holders of Equity Interests in such member) and (ii) with respect to any tax year or portion thereof that the Borrower does not qualify as a Flow Through Entity, the Borrower may make Restricted Payments to any direct or indirect parent company of the Borrower that files a consolidated U.S. federal tax return that includes the Borrower and its subsidiaries, in each case for clause (i) and (ii) of this clause (y) in an amount not to exceed the amount that the Borrower (or any direct or indirect member of the Borrower, as the case may be) and its Subsidiaries would have been required to pay in respect of Federal, state or local Taxes (as the case may be) in respect of such year if the Borrower and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(c) the Borrower may make Restricted Payments to Holdings the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings or any Parent Entity, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $50.0 million (plus any amount carried over from prior fiscal years, up to a maximum of $75.0 million for such purchases or redemptions in the aggregate in any fiscal year), plus (x) the amount of net proceeds contributed as equity to the Borrower that were received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity of Holdings to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e) the Borrower may make Restricted Payments to Holdings in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00;

(f) [reserved];

(g) the Borrower may make Restricted Payments to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) the Borrower may make Restricted Payments to Holdings so that Holdings or any Parent Entity may make Restricted Payments to its equity holders in an amount equal to 6.0% per annum of the net proceeds received by the Borrower from any public offering of Equity Interests of the Borrower, Holdings or any Parent Entity;

(i) the Borrower may make Restricted Payments to Holdings or any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed as equity to the Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.09;

(j) the Borrower or Holdings may make Restricted Payments to its equity holders in an amount necessary to fund payments to the Fund and the Fund Affiliates of the type and in the amounts otherwise permitted pursuant to Section 6.07(b)(ix);

(k) other Restricted Payments by the Borrower to Holdings or Holdings’ direct Parent Entity to finance expenses and liabilities of Holdings or such Parent Entity, in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (k) not to exceed $50.0 million;

(l) Restricted Payments made within 60 days after the date of declaration thereof, if at the date of declaration such payment would have been permitted under (and was counted against any applicable baskets under) this Agreement; and

(m) other Restricted Payments, provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto, the Total Net Leverage Ratio on a Pro Forma Basis shall not be greater than 4.00 to 1.00 (the “RP Ratio Test”); provided that, for the two fiscal quarters ended immediately following the closing of a Material Acquisition (including the fiscal quarter in which such Material Acquisition occurs), the RP Ratio Test shall be 4.50 to 1.00 with respect to then-existing common stock dividend and stock buyback programs; provided, however, that, after any such two fiscal quarter period, there shall be two consecutive fiscal quarters for which the RP Ratio Test shall be 4.00 to 1.00, regardless of any other Material Acquisitions.

SECTION 6.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of Holdings or the Borrower in a transaction involving aggregate consideration in excess of $25.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. For purposes of this Section 6.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or the Borrower.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings or of the Borrower,

(ii) loans or advances to employees or consultants of Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries)),

(v) permitted transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment, waiver, consent, renewal, extension or replacement thereto or thereof to the extent such amendment, waiver, consent, renewal, extension or replacement is not adverse to the Lenders in any material respect and other transactions, agreements and arrangements described on Schedule 6.07 and any amendment, waiver, consent, renewal, extension or replacement thereto or thereof or similar transactions, agreements or arrangements entered into by Holdings, the Borrower or any of the Subsidiaries to the extent such amendment is not adverse to the Lenders in any material respect,

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity),

(viii) any purchase by Holdings of the Equity Interests of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Collateral Agreement,

(ix) payments by the Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith,

(x) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xii) the payment of all fees, expenses, bonuses and awards as set forth on Schedule 6.07, including fees payable to the Fund or any Fund Affiliate,

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xiv) [reserved],

(xv) the issuance, sale or transfer of Equity Interests of the Borrower to Holdings and capital contributions by Holdings to the Borrower,

(xvi) [reserved],

(xvii) payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such Parent Entity), the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xviii) transactions pursuant to any Permitted Securitization Financing,

(xix) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xx) transactions between the Borrower or any of its Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity,

(xxi) transactions permitted by, and complying with, the provisions of Section 6.01, 6.04(b), 6.04(e), 6.04(l), 6.04(o), 6.04(p), 6.04(q), 6.04(u), 6.04(x), 6.05(b), (l) or (o) or 6.06,

(xxii) transactions among Loan Parties and not involving any other Affiliate, and

(xxiii) transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries.

SECTION 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Securitization Subsidiary, Permitted Securitization Financings.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Indebtedness outstanding under (x) the Senior Unsecured Notes or any Permitted Refinancing Indebtedness in respect thereof, (y) any First Lien Refinancing Notes (including any First and a Half Lien Refinancing Notes) that are secured on a junior basis to the Term A Loans, any Junior Refinancing Indebtedness or, in each case, any Permitted Refinancing Indebtedness in respect thereof or (z) any preferred Equity Interests or any Disqualified Stock (each of clauses (x), (y) and (z), a “Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) refinancings permitted by Section 6.01 hereof, (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings (or any direct or indirect parent of Holdings) of Equity Interests made within eighteen months of the date of such issuance, sale or exchange, (D) the conversion or exchange of any Junior Financing to Equity Interests of Holdings or any of its direct or indirect parents; (E) [reserved]; (F) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrower would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the sum of (x) $150.0 million and (y) so long as after giving effect thereto, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00 (or greater than 4.75 to 1.00 for payments or distributions in respect of principal of or interest on Indebtedness outstanding under the Senior Unsecured Notes), the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b)(i)(F); (G) payments or other distributions of all or any portion of any Junior Financing made with the Net Cash Proceeds of, or in exchange for, Indebtedness permitted by Section 6.01(ff); (H) payments or other distributions of all or any portion of any Junior Financing made with the Net Cash Proceeds from the issuance, incurrence or sale of First Lien Refinancing Notes not otherwise required to be applied to prepay the Loans in accordance with Section 2.11(g) and, (I) payments or other distributions of all or any portion of any Junior Financing made with the Net Cash Proceeds of Incremental Term Loans not otherwise required to be applied to prepay the Term A Loans in accordance with Section 2.20(a) and (J) payments or other distributions with respect to any Junior Financing existing on March 5, 2013 (or any Permitted Refinancing Indebtedness thereof); or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing or any Permitted Securitization Document (or any Permitted Refinancing Indebtedness in respect of any of the foregoing), or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to the Lenders and (B) in the case of a refinancing of any Junior Financing, otherwise comply with the definition of “Permitted Refinancing Indebtedness”;

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the Existing Credit Agreement, the Senior Unsecured Notes, any First Lien Notes, any First Lien Refinancing Notes or any Junior Refinancing Indebtedness or any agreements related to any Permitted Refinancing

Indebtedness in respect of any such Indebtedness (or, with respect to any Junior Refinancing Indebtedness, any Indebtedness refinancing such Junior Refinancing Indebtedness incurred pursuant to Section 6.01(ff)(ii)) that do not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements, similar agreements applicable to joint ventures and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this Agreement with respect to the Term A Loans (as determined in good faith by the Borrower);

(G) customary provisions contained in leases or licenses of Intellectual Property Rights and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits (including escrowed funds) or net worth imposed by customers and franchisees under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Permitted Securitization Document reasonably required in connection therewith; or

(R) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10. Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio on the last day of any fiscal quarter to exceed 4.75 to 1.00 (the “Financial Covenant Level”); provided that for the two consecutive fiscal quarters ended immediately following the closing of a Material Acquisition (including the fiscal quarter in which such Material Acquisition occurs), the Financial Covenant Level shall be 5.25 to 1.00; provided, however, that, immediately after any such two fiscal quarter period, there shall be at least two consecutive fiscal quarters for which the Financial Covenant Level shall be 4.75:1.00, regardless of any other Material Acquisitions.

SECTION 6.11. Use of Proceeds. Request any Loan, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII

Holdings Covenants

Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated or expired and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (e), (k), (u), (ee) or (oo)) on any of the Equity Interests issued by the Borrower other than the Liens created under the Loan Documents and Liens securing any First Lien Notes, First Lien Refinancing Notes, any First and a Half Lien Refinancing Notes or any Junior

Refinancing Indebtedness (and, in each case, any Permitted Refinancing Indebtedness in respect thereof), and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default exists or would result therefrom, Holdings may merge, amalgamate or consolidate with or into any other person or otherwise convey, sell, assign or transfer all or substantially all of its assets or property; provided that Holdings shall be the continuing or surviving person or, in the case of a merger, amalgamation, consolidation, conveyance, sale, assignment or transfer where Holdings is not the continuing or surviving person (i) the person formed by or surviving any such merger, amalgamation or consolidation or the person into which Holdings has been or to which Holdings has transferred such shall be organized under the laws of a state in the United States and shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (and the Administrative Agent, if so requests, shall receive a legal opinion from outside counsel to the survivor reasonably satisfactory to the Administrative Agent) and (ii) thereafter, such person will succeed to, and be substituted for, Holdings under this Agreement for all purposes.

ARTICLE VIII

Events of Default

SECTION 8.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) or 5.05(a) or in Article VI or Article VII; provided that any Event of Default arising out of a breach of Section 6.10 shall be subject to cure rights pursuant to Section 8.03;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Holdings, the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings (so long as Holdings directly or indirectly owns a majority of the Equity Interests of the Borrower), the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or

Multiemployer Plan, as applicable, or (iii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any security interest purported to be created by any Security Document and to extend to assets that are material to Holdings, the Borrower and the Subsidiaries on a consolidated basis shall cease to be a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein and except for releases thereof as permitted herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (ii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, (a) in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) exercise all rights and remedies granted to it under any Loan Document and all its rights and remedies under any other applicable law or in equity and (b) in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (l) of Section 8.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

SECTION 8.03. Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrower fails (or, but for the operation of this Section 8.03, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the 20th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), the Borrower shall have the right to issue Permitted

Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised and (ii) for purposes of this Section 8.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant. If, after giving effect to the adjustments in this Section 8.03, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for this purposes of the Agreement.

ARTICLE IX

The Agents

SECTION 9.01. Appointment. (a) Each Lender (in its capacities as a Lender) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby irrevocably designates and appoints JPMCB as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and JPMCB accepts such appointment, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender (and the Administrative Agent accepts such appointment) for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article IX (including, without limitation, Section 9.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender (in its capacities as a Lender) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 10.08 hereof, (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder; (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (j); and (iv) to make determinations and update schedules in connection with collateral matters as set forth in clauses (vii) or (viii) of Section 5.09(g). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.

(d) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 9.03. Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.07. Indemnification. Each Lender agrees to indemnify each Agent, in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its outstanding Term A Loans hereunder) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 9.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.10. Agents and Arrangers. None of the Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 9.11. Intercreditor Agreements and Collateral Matters.

(a) The Lenders hereby agree to the terms of the First Lien Intercreditor Agreement, the First and a Half Lien Intercreditor Agreement and any other intercreditor agreement contemplated hereby that is reasonably satisfactory to the Administrative Agent and acknowledge that the Administrative Agent, acting on behalf of the Lenders, may be granted rights, duties, power and authority (including as a collateral agent) thereunder.

(b) The parties hereto agree that the Obligations constitute a “Series” of “Additional First Lien Priority Obligations” under the First Lien Intercreditor Agreement and “First Lien Senior Priority Obligations” under the First Lien Intercreditor Agreement and the First and a Half Lien Intercreditor Agreement. Each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to execute and deliver any document, instrument, supplement, joinder or amendment that is required or recommendable (if any) for the purpose of evidencing the foregoing.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 10.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(b) above shall be effective as provided in such Section 10.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04.

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 10.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided, that (A) no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 8.01(b), (c), (h) or (i) has occurred and is continuing, any other person and (B) the Borrower shall be deemed to have consented to any assignment unless the Borrower has objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided that contemporaneous assignments by a Lender to two or more of its Approved Funds shall be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further, that no such consent of the Borrower shall be required if an Event of Default under Sections 8.01(b), (c), (h) or (i) has occurred and is continuing;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (1) an Administrative Questionnaire in which the assignee designates one or more Credit Contacts (as defined in the Administrative Questionnaire) to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and (2) all applicable tax forms required to be delivered under Section 2.17; and

(D) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, any Lender may assign all or any portion of its rights and obligations under this Agreement to an Affiliated Lender; provided that any such assignment (other than any such assignment to an Affiliated Debt Fund) shall be subject to the following additional conditions: (1) no Event of Default shall have occurred and be continuing immediately before and after giving effect to such assignment, (2) after giving effect to such assignment and to all other assignments with all Affiliated Lenders, the aggregate principal amount of all Term A Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of the Term A Loans then outstanding, (3) the Affiliated Lender shall have no right whatsoever so long as such person is an Affiliated Lender (i) to vote as a Lender with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document (it being understood that such interest will be deemed voted in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders), provided that, notwithstanding the foregoing, (x) such Affiliated Lender shall be permitted to vote as a Lender if such amendment, modification, waiver, consent or other such action (A) requires the vote of all Lenders or all affected Lenders and all other Lenders or all other affected Lenders, as the case may be, have given their consent thereto, or (B) disproportionately affects such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders and (y) no amendment, modification, waiver, consent or other action shall deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder without consent of such Affiliated Lender, (ii) subject to subclause (i) of clause (3) of this paragraph, to otherwise vote as a Lender on any matter related to this Agreement or any other Loan Document, (iii) to, in its capacity as a Lender, attend (or receive any notice of) any meeting, conference call or correspondence with the Administrative Agent or any Lender or receive any information from the Administrative Agent or any Lender, (iv) to receive advice of counsel to the Administrative Agent or to Lenders other than Affiliated Lenders or to challenge the Lenders’ attorney-client privilege or (v) to make or bring any claim, in its capacity as a Lender, against the Administrative Agent or any Lender with respect to the duties and obligations of such persons under the Loan Documents (except with respect to rights expressly retained under subclause (i) of clause (3) of this paragraph), (4) each Affiliated Lender shall acknowledge and agree that the Loans owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against the Borrower and its Subsidiaries, or, alternatively, to the extent that the foregoing non-voting designation is deemed unenforceable for any reason, each Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders, (5) any Loans assigned to Holdings, the Borrower or any Subsidiary shall be cancelled promptly upon such assignment and (6) no proceeds of any revolving credit facility shall be used by Holdings, the Borrower or any Subsidiary to purchase Term A Loans.

For the purposes of this Section 10.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all tax forms required to be delivered under Section 2.17, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term A Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits and subject to the requirements of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any Central Bank having jurisdiction over such Lender and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue promissory notes (each a “Promissory Note”) to any Lender requiring Promissory Notes to facilitate transactions of the type described in paragraph (e) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) If the Borrower wishes to replace the Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans to be replaced, to (i) require the Lenders to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(d)). Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(b). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i) Notwithstanding the foregoing, no assignment may be made or participation sold to an Ineligible Institution.

SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, primary counsel for the Administrative Agent, the Arrangers and the Lenders and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Administrative

Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the fees, charges and disbursements of one primary counsel for the Administrative Agent (plus, if necessary, one local counsel per jurisdiction).

(b) The Borrower agrees to indemnify the Administrative Agent, the Agents, the Arrangers, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct of, or material breach of the Loan Documents by, such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Arranger, or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one primary counsel for the Administrative Agent and the Arrangers, one additional primary counsel for the Lenders, plus, if necessary, one local counsel per jurisdiction), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings, the Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property currently or formerly owned or operated by Holdings, the Borrower or any of the Subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Term A Facility or the Transactions. The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 10.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 10.05 shall not apply to Taxes.

(d) To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 10.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.20, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term A Loan Installment Date or reduce the amount due on any Term A Loan Installment Date or extend any date on which payment of interest on any Loan or any fee is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend the provisions of Section 5.02 of the Collateral Agreement, or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing among Facilities (as defined in the Existing Credit Agreement) of payments required thereby, without the prior written consent of a majority of the class of Lenders adversely affected thereby,

(v) amend or modify the provisions of this Section 10.08 or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), or

(vi) release all or substantially all the Collateral or release any of Holdings, the Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

provided, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, acting as such at the effective date of such agreement. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(c) Notwithstanding anything to the contrary in this Section 10.08, without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the applicable Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the applicable Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding anything in this Section 10.08 to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents (including in respect of prepayments) with the Term A Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) (such amendment, a “Refinancing Amendment”) to permit the refinancing, replacement or modification of Term A Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (i) all terms applicable to such Replacement Term Loans (except as to interest rates, fees, final maturity date, premiums, optional prepayment provisions, required prepayment dates and participation in prepayments) shall be customary market terms for term A loans at the time of the issuance of such Replacement Term Loans and shall be substantially identical to, or, taken as a whole, materially less favorable (as determined in good faith by the Borrower) to the Lenders providing such Replacement Term Loans than, those applicable to such Replaced Term Loans (save for any terms that apply solely after the latest maturity date of the Term A Loans hereunder prior to giving effect to such Replacement Term Loans), (ii) the final maturity date of any Replacement Term Loans shall be no earlier than the then latest maturity date of the Term A Loans hereunder prior to giving effect to such Replacement Term Loans, (iii) such Replacement Term Loans will rank pari passu or junior in right of payment with the other Loans and Commitments hereunder and (iv) all documentation in respect of such Replacement Term Loans shall be consistent with the foregoing.

On the effective date of a Refinancing Amendment on which Replacement Term Loans are effected, subject to the satisfaction of the foregoing terms and conditions, each Replacement Term Loan shall be deemed for all purposes a Term A Loan and each Lender providing such Replacement Term Loans shall become a Lender with respect to such Replacement Term Loans and all matters relating thereto. For the avoidance of doubt, no Lender shall be required to provide any Replacement Term Loans.

(f) Notwithstanding anything in this Section 10.08 to the contrary, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments on substantially the same basis as the Term A Loans.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 10.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission) shall be as effective as delivery of a manually signed original.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.16. Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information (the “Information”) relating to Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 10.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates (or agents and advisors thereof) or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 10.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16), (G) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes and (H) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 10.16 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 10.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their respective securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor,” and (v) notwithstanding any other provision of this Section 10.17, the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials consisting of draft or final Loan Documents and any other materials, in each case that are or have become generally available to the public other than as a result of disclosure in violation of Section 10.16, as having been marked “PUBLIC”.

SECTION 10.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, such Subsidiary Loan Party’s obligations under its Guarantee of the Obligations shall be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under its Guarantee of the Obligations. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefor has been made) are paid in full and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed made once such Equity Interest or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 10.19. [Reserved].

SECTION 10.20. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.21. [Reserved].

SECTION 10.22. Securitization Acknowledgement. Each Agent and Lender hereby acknowledges and agrees to the terms of Section 7.20 of the Collateral Agreement.

SECTION 10.23. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.23 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.24. No Fiduciary Duty, etc. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person; (ii) none of the Agents and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

REALOGY INTERMEDIATE HOLDINGS LLC

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

REALOGY GROUP LLC

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

[Signature Page to the Term Loan Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Mohammad S Hasan
Name:	Mohammad S Hasan
Title:	Executive Director

[Signature Page to the Term Loan Agreement]

Barclays Bank PLC, as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

[Signature Page to the Term Loan Agreement]

Citibank N.A., as a Lender

By:	/s/ Alvaro De Velasco
Name:	Alvaro De Velasco
Title:	Vice President

[Signature Page to the Term Loan Agreement]

Crédit Agricole Corporate and Investment Bank, as a Lender

By:	/s/ Pamela Donnelly
Name:	Pamela Donnelly
Title:	Managing Director

By:	/s/ Brad Matthews
Name:	Brad Matthews
Title:	Director

[Signature Page to the Term Loan Agreement]

Goldman Sachs Bank USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[Signature Page to the Term Loan Agreement]

Suntrust Bank, as a Lender

By:	/s/ David J. Sharp
Name:	David J. Sharp
Title:	Vice President

[Signature Page to the Term Loan Agreement]

Bank of Montreal, as a Lender

By:	/s/ Sean T. Ball
Name:	Sean T. Ball
Title:	Vice President

[Signature Page to the Term Loan Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Suzanne E. Pickett
Name:	Suzanne E. Pickett
Title:	Vice President

[Signature Page to the Term Loan Agreement]

Citizens Bank, N.A., as a Lender

By:	/s/ Barrett D. Bencivenga
Name:	Barrett D. Bencivenga
Title:	Senior Vice President

[Signature Page to the Term Loan Agreement]

Credit Suisse AG, Cayman Islands Branch, as a Lender

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:	/s/ Franziska Schoch
Name:	Franziska Schoch
Title:	Authorized Signatory

[Signature Page to the Term Loan Agreement]

The Bank of Nova Scotia, as a Lender

By:	/s/ Mauricio Saishio
Name:	Mauricio Saishio
Title:	Director

[Signature Page to the Term Loan Agreement]

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Maribelle Villaseñor
Name:	Maribelle Villaseñor
Title:	Vice President

[Signature Page to the Term Loan Agreement]

People’s United Bank, National Association, as a Lender

By:	/s/ James Riley
Name:	James Riley
Title:	Senior Vice President

[Signature Page to the Term Loan Agreement]

Signature Bank, as a Lender

By:	/s/ Maria Hegi
Name:	Maria Hegi
Title:	Senior Lender & SVP

[Signature Page to the Term Loan Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Term Loan Agreement dated as of October 23, 2015 (as the same may be amended, restated or otherwise modified from time to time, the “Term Loan Agreement”), among REALOGY INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), REALOGY GROUP LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (“Administrative Agent”), and the other financial institutions parties thereto. Terms defined in the Term Loan Agreement are used herein with the same meanings.

1. The Assignor hereby irrevocably sells and assigns, without recourse, to the Assignee, and the Assignee hereby irrevocably purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (the “Effective Date”) (but not prior to the registration of the information contained herein in the Register pursuant to Section 10.04(b)(iv) of the Term Loan Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Term Loan Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date set forth below and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

2. By executing and delivering this Assignment and Acceptance, the assigning Lender hereunder and the Assignee hereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim and that its Term A Loans, without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under the Term Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; (iii) the Assignee represents and warrants that (a) it is legally authorized and has taken all action necessary to enter into this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (b) it satisfies the requirements, if any, specified in the Term Loan Agreement that are required to be satisfied by it in order to acquire the Assigned

Interest and become a Lender; (iv) the Assignee confirms that it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements referred to in Section 3.05 of the Term Loan Agreement (or delivered pursuant to Section 5.04 of the Term Loan Agreement), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Term Loan Agreement and each other Loan Document as are delegated to the Administrative Agent by the terms of the Term Loan Agreement and the other Loan Documents, together with such powers as are reasonably incidental thereto; and (vii) the Assignee hereby agrees that it will perform in accordance with their terms all the obligations which by the terms of the Term Loan Agreement are required to be performed by it as a Lender. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Term Loan Agreement and the other Loan Documents and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Term Loan Agreement.

3. Pursuant to Section 10.04(b)(ii) of the Term Loan Agreement, this Assignment and Acceptance is being delivered to the Administrative Agent together with (i) a processing and recordation fee of $3,500, (ii) any forms referred to in Section 2.17 of the Term Loan Agreement, duly completed and executed by such Assignee and (iii) if the Assignee is not already a Lender under the Term Loan Agreement, a completed Administrative Questionnaire.

4. This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):
[and is a Lender or an Affiliate/Approved Fund of [identify Lender]1]

Assignee’s Address for Notices:

[1]	Select as applicable.

2

Effective Date of Assignment:
[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFORE.]

Facility Assigned	Aggregate Principal Amount of Commitments/Loans for all Lenders[2]	Principal of Commitments/Loans Assigned	Percentage Assigned of Commitments/Loans
Term A Loans	$	$	%

The Assignee shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Remainder of page intentionally left blank]

[2]	Amount of Commitments and/or Loans assigned is governed by Section 10.04 of the Term Loan Agreement.

3

The terms set forth above are
hereby agreed to:	Accepted*/[3]

JPMORGAN CHASE BANK, N.A.,
, as Assignor	as Administrative Agent

by:	By:
Name:	Name:
Title:	Title:

, as Assignee	[REALOGY GROUP LLC, as Borrower][4]

by:	By:
Name:	Name:
Title:	Title:

*/	To be completed to the extent consents are required under Section 10.04(b)(i) of the Term Loan Agreement.

[3]	Consent of the Administrative Agent shall not be required for an assignment of all or any portion of a Term A Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
[4]	Consent of the Borrower shall not be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default under Sections 8.01(b), (c), (h) or (i) has occurred and is continuing, any other person.

EXHIBIT B

FORM OF BORROWING REQUEST

Date:5             ,

To:	JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

Attention: Tiffany Millican

Fax: 302-634-4733

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement dated as of October 23, 2015 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Agreement”), among Realogy Group LLC (the “Borrower”), Realogy Intermediate Holdings LLC (“Holdings”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other financial institutions party thereto. Terms defined in the Term Loan Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Term Loan Agreement. This notice constitutes a Borrowing Request, and the Borrower hereby requests a Borrowing under the Term Loan Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	The Borrowing will be a Borrowing of Loans.[6]

2.	The Business Day of the proposed Borrowing is: .

3.	The aggregate amount of the proposed Borrowing is: $ .

4.	The Borrowing is comprised of $ of ABR Loans and $ of the Eurocurrency Loans.

5.	The duration of the Interest Period for the Eurocurrency Loans, if any, included in the Borrowing shall be months.

[5]	Notice must be received by the Administrative Agent by telephone (confirmed promptly by delivery of a Borrowing Request by hand or by telecopy) no later than (a) 12:00 p.m., Local Time, three Business Days prior to the proposed Borrowing in the case of a Eurocurrency Borrowing and (b) 12:00 p.m., Local Time, on the date of the proposed Borrowing (which shall be a Business Day), in the case of an ABR Borrowing.
[6]	Initial Term A Loans or Incremental Term Loans.

6.	The location and number of Borrower’s account to which the proceeds of such Borrowing are to be disbursed is .

This Borrowing Request is issued pursuant to and is subject to the Term Loan Agreement executed as of the date set forth above. [The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Term Loan Agreement are satisfied.] 7

[Signature Pages Follow]

[7]	For any Borrowing Request delivered prior to the Closing Date, insert the following new paragraph: “The term “Term Loan Agreement” as used herein shall be deemed to refer to the draft term loan agreement dated October 23, 2015, and this Borrowing Request shall be deemed submitted as if the Term Loan Agreement were effective. In such case, to induce each of the Lenders to make Eurocurrency Loans under the Term Loan Agreement notwithstanding that the Term Loan Agreement has not yet become effective, we hereby agree to compensate each Lender for any loss, cost and expense attributable to the failure of such Eurocurrency Loans to be borrowed on the Closing Date for any reason, such compensation to be in the amount, and determined in the manner, contemplated by Section 2.16 of the Term Loan Agreement.”

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Very truly yours,

REALOGY GROUP LLC

By:
Name:
Title:

[Signature Page to Form of Borrowing Request]

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

Date:             ,

To:	JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

Attention: Tiffany Millican

Fax: 302-634-4733

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement dated as of October 23, 2015 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Agreement”), among Realogy Group LLC (the “Borrower”), Realogy Intermediate Holdings LLC (“Holdings”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other financial institutions party thereto. Terms defined in the Term Loan Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Term Loan Agreement.

This notice constitutes an Interest Election Request, and the Borrower hereby irrevocably requests that effective on                     8:

$[        ] of the presently outstanding principal amount of the [INDENTIFY APPLICABLE BORROWING(S)]9, and all presently being maintained as [ABR / Eurocurrency] Term A Loans,

be [converted into] [continued as] [Eurocurrency Loans having an Interest Period of [one/two/three/six[/twelve]10 months] [ABR Loans].

This Interest Election Request is issued pursuant to and is subject to the Term Loan Agreement executed as of the date set forth above.

[Signature Page Follows]

[8]	Notice must be received by the Administrative Agent by telephone (confirmed promptly by delivery of an Interest Election Request by hand or by telecopy) no later than (a) 12:00 p.m., Local Time, three Business Days prior to the proposed continuance/conversion to a Eurocurrency Loan and (b) 12:00 p.m., Local Time, on the date of the proposed conversion to an ABR Loan (which must be a Business Day).
[9]	Applies to Initial Term A Loans and Incremental Term Loans.
[10]	Twelve month Interest Periods permitted only if all Lenders consent thereto.

Very truly yours,

REALOGY GROUP LLC

By:
Name:
Title:

EXHIBIT D

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT

dated and effective as of

October 23, 2015

among

REALOGY INTERMEDIATE HOLDINGS LLC,

as Guarantor

REALOGY GROUP LLC,

as Borrower

each Grantor

party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Table of Contents

		Page
ARTICLE I

Definitions

SECTION 1.01.	Term Loan Agreement	1
SECTION 1.02.	Other Defined Terms.	1

ARTICLE II

Guarantee

SECTION 2.01.	Guarantee.	7
SECTION 2.02.	Guarantee of Payment.	7
SECTION 2.03.	Reinstatement.	7
SECTION 2.04.	Agreement To Pay; Contribution; Subrogation.	8
SECTION 2.05.	Information.	8
SECTION 2.06.	Maximum Liability.	8
SECTION 2.07.	Payment Free and Clear of Taxes.	8
SECTION 2.08.	Additional Borrowers or Subsidiary Parties.	8

ARTICLE III

Pledge of Securities

SECTION 3.01.	Pledge	9
SECTION 3.02.	Delivery of the Pledged Collateral	10
SECTION 3.03.	Representations, Warranties and Covenants	11
SECTION 3.04.	Registration in Nominee Name; Denominations	12
SECTION 3.05.	Voting Rights; Dividends and Interest, Etc	12

ARTICLE IV

Security Interests in Other Personal Property

SECTION 4.01.	Security Interest	14
SECTION 4.02.	Representations and Warranties	17

i

SECTION 7.21.	[RESERVED]	39
SECTION 7.22.	Successor Administrative Agent	39

ARTICLE VIII

The Intercreditor Agreement

SECTION 8.01.	Intercreditor Agreement	39

Schedules

Schedule I	Pledged Stock; Debt Securities
Schedule II	Intellectual Property
Schedule III	Commercial Tort Claims
Schedule IV	Filing Offices
Schedule V	Excluded Pledges

Exhibits

Exhibit I	Form of Supplement to the Guarantee and Collateral Agreement
Exhibit II	Apple Ridge Documents

GUARANTEE AND COLLATERAL AGREEMENT, dated and effective as of October 23, 2015 (this “Agreement”), among REALOGY INTERMEDIATE HOLDINGS LLC (“Holdings”), REALOGY GROUP LLC (the “Borrower”), each Subsidiary Loan Party identified on the signature pages hereto and party hereto (together with Holdings, the Borrower and any other entity that may become a party hereto as provided herein, the “Grantors”) and JPMORGAN CHASE BANK, N.A., as administrative and collateral agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined below).

PRELIMINARY STATEMENT

Reference is made to the Term Loan Agreement dated as of October 23, 2015 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Agreement”), among Holdings, the Borrower, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Term Loan Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings and the other Guarantors are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Term Loan Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.

The priority of the Liens and Security Interests created by this Agreement and the right of the Secured Parties to exercise rights and remedies under this Agreement or with respect to the Collateral are subject to the terms of the First Lien Intercreditor Agreement (including the joinder, dated the date hereof, entered into by the Collateral Agent in connection therewith) and the First and a Half Lien Intercreditor Agreement.

Now therefore, in consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Term Loan Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Term Loan Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.02 of the Term Loan Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceleration Event” means after, or concurrently with, the occurrence of an Event of Default, the maturity of any of the Loan Obligations shall have been accelerated.

“Account Debtor” means any person who is or who may become obligated to any Grantor under, with respect to or on account of an Account, Chattel Paper, General Intangibles, Instruments or Investment Property.

“Additional Secured Party” means (a) with respect to any obligation referred to in clause (c) of the definition of the term “Borrower Obligations”, any Affiliate of a Lender or any Affiliate of the Administrative Agent, in each case that is a party to a Swap Agreement with a Loan Party or a Subsidiary and to which any such obligation is owed, (b) with respect to any obligation referred to in clause (d) of the definition of the term “Borrower Obligations”, any person to which any such obligation (to the extent that such obligation may be guaranteed and/or secured hereunder) is owed, or (c) with respect to any obligation referred to in clause (e) of the definition of the term “Borrower Obligations”, any person to which such obligation (to the extent such obligation may be guaranteed and/or secured hereunder) is owed.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under the Term Loan Agreement and each of the other Loan Documents, including obligations to pay fees, expenses and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents, (c) the due and punctual payment of all obligations of each Loan Party and each other Subsidiary under each Swap Agreement owed to a person that is an Agent, a Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender on the Closing Date (for Swap Agreements in existence on the Closing Date) or at the time of entry into such Swap Agreement, (d) the due and punctual payment of all obligations of each Loan Party and each other Subsidiary under the Cash Management Line (provided that in no event shall the holders of any obligations under the Cash Management Line in the aggregate (other than any Agent, Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender) have the right to receive proceeds from any realization upon the Collateral or payments from the Guarantors in respect of claims in excess of $25.0 million in the aggregate (plus (A) any accrued and unpaid interest in respect of Indebtedness incurred by the Borrower or any Subsidiary under the Cash Management Line and (B) any accrued and unpaid fees and expenses owing by the Borrower or any Subsidiary under the Cash Management Line) from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents), and (e) the due

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and punctual payment of all obligations of each Loan Party and each other Subsidiary under other Indebtedness incurred in the ordinary course of business of the Borrower or any Subsidiary and permitted under Section 6.01 of the Term Loan Agreement (provided that in no event shall the holders of such other Indebtedness in the aggregate have the right to receive proceeds from any realization upon the Collateral or payments from the Guarantors in respect of claims in excess of $25.0 million in the aggregate from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents except with respect to any such holder that has executed an intercreditor agreement with the Administrative Agent in form and substance satisfactory to the Administrative Agent). Notwithstanding the foregoing, for purposes of determining any Guarantor Obligations of any Guarantor, the definition of “Borrower Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligations of such Guarantor.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (including, without limitation, any such rights that such Grantor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule II; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Discharge Date” has the meaning assigned to such term in Section 7.15.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee (or grant of such security interest by, as applicable) of such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

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“Federal Securities Laws” has the meaning assigned to such term in Section 5.03.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under IP Agreements, leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantor” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Guarantor Obligations” means (a) with respect to any Guarantor other than the Borrower, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Article II), any other Loan Document, and any Swap Agreement entered into by such Guarantor with any person that is a Lender or an Affiliate of a Lender on the Closing Date (for Swap Agreements in existence on the Closing Date) or at the time of entry into such Swap Agreement, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document), and (b) with respect to the Borrower, (i) the due and punctual payment of all obligations of each other Loan Party and each other Subsidiary under each Swap Agreement owed to a person that is an Agent, a Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender on the Closing Date (for Swap Agreements in existence on the Closing Date) or at the time of entry into such Swap Agreement, and (ii) the due and punctual payment of all obligations of each other Loan Party and each other Subsidiary under the Cash Management Line (provided that in no event shall the holders of any obligations under the Cash Management Line in the aggregate (other than any Agent, Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender) have the right to receive proceeds from any realization upon the Collateral or payments from the Guarantors in respect of claims in excess of $25.0 million in the aggregate (plus (A) any accrued and unpaid interest in respect of Indebtedness incurred by the Borrower or any Subsidiary under the Cash Management Line and (B) any accrued and unpaid fees and expenses owing by the Borrower or any Subsidiary under the Cash Management Line) from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents), and (iii) the due and punctual payment of all obligations of each other Loan Party and each other Subsidiary under other Indebtedness incurred in the ordinary course of business of such Loan Party or Subsidiary and permitted under Section 6.01 of the Term Loan Agreement (provided that in no event shall the holders of such other Indebtedness in the aggregate have the right to receive proceeds from any realization upon the Collateral or payments from the Guarantors in respect of claims in excess of $25.0 million in the aggregate from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents except with respect to any such holder that has executed an intercreditor agreement with the Administrative Agent in form and substance satisfactory to the Administrative Agent). Notwithstanding the foregoing, Guarantor Obligations of a Guarantor do not include any Excluded Swap Obligation of such Guarantor.

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“Guarantors” means the collective reference to each Grantor other than the Borrower; provided that the term “Guarantors” shall include the Borrower in the case of the obligations of the other Loan Parties and the other Subsidiaries described in clause (b) of the definition of the term “Guarantor Obligations”.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by any Grantor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intellectual Property Security Agreement” means a security agreement in the form hereof or a short form hereof, in each case, which form shall be reasonably acceptable to the Administrative Agent.

“IP Agreements” means all Copyright Licenses, Patent Licenses, Trademark Licenses, and all other agreements relating to the license, development, use or disclosure of any Intellectual Property to which a Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth on Schedule II hereto.

“Loan Obligations” means (a) in the case of the Borrower, the Borrower Obligations, and (b) in the case of each Guarantor, its Guarantor Obligations.

“Loan Party Collateral” means the Article 9 Collateral and the Pledged Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Notes” has the meaning assigned to such term in Section 7.20(a)(i).

“Patent License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party and all rights of any Grantor under any such agreement (including, without limitation, any such rights that such Grantor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule II, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule II, (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

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“Permitted Liens” means any Lien permitted by Section 6.02 of the Term Loan Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt “ has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Parties” means (a) the Lenders, the Agents and the Additional Secured Parties, (b) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and permitted assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Supplement” has the meaning assigned to such term in Section 7.16.

“Swap” means, with respect to any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to use any Trademark now or hereafter owned by any third party and all rights of any Grantor under any such agreement (including, without limitation, any such rights that such Grantor has the right to license).

“Term Loan Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, domain names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all

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renewals thereof, including those listed on Schedule II, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, to the Administrative Agent, for the ratable benefit of the Secured Parties, as a primary obligor and not merely as a surety, the due and punctual payment of the Borrower Obligations (excluding, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor). Each Guarantor further agrees that the Borrower Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Borrower Obligations. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Borrower Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.01 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.01, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Discharge Date. Each Qualified ECP Guarantor intends that this Section 2.01 constitute, and this Section 2.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at the stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Borrower Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

SECTION 2.03. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Borrower Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise.

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SECTION 2.04. Agreement To Pay; Contribution; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Borrower Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Secured Parties in cash the amount of such unpaid Guarantor Obligation. Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.05. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Borrower Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.06. Maximum Liability. Each Guarantor, and by its acceptance of this guarantee, the Administrative Agent and each Lender hereby confirms that it is the intention of all such Persons that this guarantee and the Guarantor Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state law to the extent applicable to this guarantee and the Guarantor Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the Guarantor Obligations of each Guarantor under this guarantee at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of such Guarantor under this guarantee not constituting a fraudulent transfer or conveyance.

SECTION 2.07. Payment Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes on the same terms and to the same extent that payments by the Borrower is required to be made pursuant to the terms of Section 2.17 of the Term Loan Agreement. The provisions of Section 2.17 of the Term Loan Agreement shall apply to each Guarantor mutatis mutandis.

SECTION 2.08. Additional Borrowers or Subsidiary Parties. The guarantee of any Guarantor that becomes a party hereto pursuant to Section 7.16 shall be subject to the limitations (if any) set forth in the applicable Supplement relating to such guarantee.

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ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. Subject to the last paragraph of Section 4.01(a), as security for the payment or performance, as the case may be, in full of its Loan Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (i) the Equity Interests directly owned by it (including those listed on Schedule I) and any other Equity Interests obtained in the future by such Grantor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (A) (I) more than 65% of the issued and outstanding voting Equity Interests in any “first tier” Wholly Owned Foreign Subsidiary directly owned by such Grantor, (II) more than 65% of the issued and outstanding voting Equity Interests in any “first tier” Qualified CFC Holding Company directly owned by such Grantor, (III) any issued and outstanding Equity Interest in any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary, or (IV) any issued and outstanding Equity Interests in any Qualified CFC Holding Company that is not a “first tier” Qualified CFC Holding Company, (B) to the extent applicable law requires that a subsidiary of such Grantor issue directors’ qualifying shares, such shares or nominee or other similar shares, (C) any Equity Interests with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.09 of the Term Loan Agreement need not be satisfied by reason of Section 5.09(g) of the Term Loan Agreement, (D) any Equity Interests in a person that is not directly or indirectly a Subsidiary or is listed on Schedule V hereto, (E) any Equity Interests in any Insurance Subsidiary or any entity listed on Schedule 1.01A to the Term Loan Agreement or (F) any Equity Interests in any Immaterial Subsidiary or Unrestricted Subsidiary; (ii) (A) the debt obligations listed opposite the name of such Grantor on Schedule I, (B) any debt obligations in the future issued to such Grantor having, in the case of each instance of debt securities, an aggregate principal amount in excess of $5.0 million, and (C) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the “Pledged Debt Securities” and, together with the property described in clauses (ii)(A) and (B) above, the “Pledged Debt”); (iii) subject to Section 3.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of the Pledged Stock and the Pledged Debt; (iv) subject to Section 3.05 hereof, all rights and privileges of such Grantor with respect to the Pledged Stock, Pledged Debt and other property referred to in clause (iii) above; and (v) all proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in clauses (iii) through (v) above being collectively referred to as the “Pledged Collateral”). The Administrative Agent agrees to execute an amendment to this Section 3.01 (if necessary) to exclude from the Pledged Stock any Equity Interest which would be so excluded by the operation of clause (vii) or (viii) of Section 5.09(g) of the Term Loan Agreement.

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TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities (i) are Equity Interests in the Borrower or in Subsidiaries or (ii) in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 3.02. If any Pledged Stock that is uncertificated on the date hereof shall hereinafter become certificated, or if any Grantor shall at any time hold or acquire any certificated securities included in the Pledged Collateral, the applicable Grantor shall promptly cause the certificate or certificates representing such Pledged Stock to be delivered to the Administrative Agent for the benefit of the Secured Parties together with accompanying stock powers or other documentation required by Section 3.02(c). None of the Grantors shall permit any third party to “control” (for purposes of Section 8-106 of the New York UCC (or any analogous provision of the Uniform Commercial Code in effect in the jurisdiction whose law applies)) any uncertificated securities that constitute Pledged Collateral other than the Administrative Agent.

(b) To the extent any Indebtedness for borrowed money constitutes Pledged Collateral (other than (i) intercompany current liabilities in connection with the cash management operations of Holdings and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) owed to any Grantor is evidenced by a promissory note or an instrument, such Grantor shall cause such promissory note, if evidencing Indebtedness in excess of $5.0 million, to be pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I (or a supplement to Schedule I, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

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SECTION 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Schedule I correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be (i) pledged in order to satisfy the Collateral and Guarantee Requirement, or (ii) delivered pursuant to Section 3.02;

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a subsidiary of Holdings or an Affiliate of any such subsidiary, to the best of each Grantor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a subsidiary of Holdings or an Affiliate of any such subsidiary, to the best of each Grantor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) except for the security interests granted hereunder, each Grantor (i) is and, subject to any transfers made in compliance with the Term Loan Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Term Loan Agreement and other than Permitted Liens and (iv) subject to the rights of such Grantor under the Loan Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d) other than as set forth in the Term Loan Agreement or the schedules thereto, and except for restrictions and limitations imposed by the Loan Documents or securities laws generally, or otherwise permitted to exist pursuant to the terms of the Term Loan Agreement, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each Grantor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Term Loan Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (or the

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transfer of the Pledged Securities upon a foreclosure thereof (other than compliance with any securities law applicable to the transfer of securities)), in each case other than such as have been obtained and are in full force and effect;

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities (including Pledged Stock of any Domestic Subsidiary or any Qualified CFC Holding Company) are delivered to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and a financing statement covering such Pledged Securities is filed in the appropriate filing office, the Administrative Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities under the New York UCC, subject only to Permitted Liens permitted under the Term Loan Agreement, as security for the payment and performance of the Loan Obligations; and

(h) each Grantor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and, upon the occurrence and during the continuation of an Event of Default, agrees to transfer record ownership of the securities issued by it in connection with any request by the Administrative Agent.

SECTION 3.04. Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Grantor shall use its commercially reasonable efforts to cause any Loan Party that is not a party to this Agreement to comply with a request by the Administrative Agent, pursuant to this Section 3.04, to exchange certificates representing Pledged Securities of such Loan Party for certificates of smaller or larger denominations.

SECTION 3.05. Voting Rights; Dividends and Interest, Etc. Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantors of the Administrative Agent’s intention to exercise its rights hereunder:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Term Loan Agreement and the other Loan Documents; provided that, except as permitted under the Term Loan Agreement, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement, the Term Loan Agreement, any other Loan Document or the ability of the Secured Parties to exercise the same.

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(ii) The Administrative Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Term Loan Agreement, the other Loan Documents and applicable laws; provided, that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities to the extent such Grantor has the rights to receive such Pledged Securities if they were declared, distributed and paid on the date of this Agreement, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities to the extent such Grantor has the rights to receive such Pledged Securities if they were declared, distributed and paid on the date of this Agreement, in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Administrative Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Administrative Agent). This clause (iii) shall not apply to dividends between or among the Borrower, the Grantors and the Subsidiaries only of property which is subject to a perfected security interest under this Agreement; provided that the Borrower notifies the Administrative Agent in writing, specifically referring to this Section 3.06, at the time of such dividend and takes any actions the Administrative Agent specifies to ensure the continuance of its perfected security interest in such property under this Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default and after notice by the Administrative Agent to the Borrower of the Administrative Agent’s intention to exercise its rights hereunder, all rights of any Grantor to receive dividends, interest, principal or other distributions with respect to Pledged Securities that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Administrative Agent which shall

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have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided, however, that until the occurrence of an Acceleration Event, any Grantor may continue to exercise dividend and distribution rights solely to the extent permitted under clause (x) (other than clause (iv) thereof) and clause (y) of Section 6.06(b) of the Term Loan Agreement and solely to the extent that such amounts are required by Holdings for the stated purposes thereof. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.05 shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Administrative Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02 hereof. After all Events of Default have been cured or waived and a Responsible Officer has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Administrative Agent to the Borrower of the Administrative Agent’s intention to exercise its rights hereunder, all rights of any Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05 with respect to Pledged Securities, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and a Responsible Officer has delivered to the Administrative Agent a certificate to that effect, each Grantor shall have the right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 3.05 and the obligations of the Administrative Agent under paragraph (a)(ii) shall be in effect.

ARTICLE IV

Security Interests in Other Personal Property

SECTION 4.01. Security Interest. (a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Loan Obligations, each Grantor hereby pledges to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured

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Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory and all other Goods not otherwise described above;

(ix) all Investment Property;

(x) all Commercial Tort Claims with respect to the matters described on Schedule III;

(xi) all other personal property not otherwise described above (except for property specifically excluded from any defined term used in any of the foregoing clauses);

(xii) all books and records pertaining to the Article 9 Collateral; and

(xiii) to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in, and the term “Article 9 Collateral” shall not include, any of the following (collectively, the “Excluded Assets”): (t) any vehicle covered by a certificate of title or ownership, whether now owned or hereafter acquired, (u) any assets (including Equity Interests), whether now owned or hereafter acquired, with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.09 of the Term Loan Agreement would not be required to be satisfied by reason of Section 5.09(g) of the Term Loan Agreement if hereafter acquired, (v) any property excluded from the definition of Pledged Collateral pursuant to Section 3.01 hereof (other than clause (i)(D) thereof), (w) any letter-of-credit rights to the extent any Grantor is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose, (x) any Grantor’s right, title or interest in any license, contract or agreement to which such Grantor is a party or any of its right, title or interest thereunder to the

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extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, any license, contract or agreement to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (y) any Equipment owned by any Grantor that is subject to a purchase money lien or a Capital Lease Obligation if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any person other than the Grantors as a condition to the creation of any other security interest on such Equipment, or (z) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act is submitted to, and accepted by, the United States Patent and Trademark Office, solely to the extent and for the duration, if any, that the pledge or grant of a security interest in such application prior to such filing would result in the invalidation of such application or any resulting registration. The Administrative Agent agrees to execute an amendment to this Section 4.01(a) (if necessary) to exclude from the Article 9 Collateral any asset which would be so excluded by the operation of clause (vii) or (viii) of Section 5.09(g) of the Term Loan Agreement.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets, whether now owned or hereafter acquired” or “all property, whether now owned or hereafter acquired” or using words of similar import. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of such Grantor, and naming such Grantor or the Grantors as debtors and the Administrative Agent as secured party.

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(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) Notwithstanding anything to the contrary in this Agreement or in the Term Loan Agreement, no Grantor shall be required to enter into any deposit account control agreement or securities account control agreement with respect to any cash, deposit account or securities account.

SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Term Loan Agreement.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete, in all material respects, as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule IV (or specified by notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.09 of the Term Loan Agreement or the definition of Collateral and Guarantee Requirement) constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States issued and pending Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Grantor represents and warrants that a fully executed Intellectual Property Security Agreement containing a description of all Article 9 Collateral including all material Intellectual Property with respect to United States issued Patents (and Patents for which United States applications are pending), United States registered Trademarks (and Trademarks for which United States

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registration applications are pending) and United States registered Copyrights has been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Administrative Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such material Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of registrations or applications for Patents, Trademarks and Copyrights acquired or obtained after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Loan Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) subject to the filings described in Section 4.02(b), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office upon the making of such filings with such office, in each case, as applicable, with respect to material Intellectual Property Collateral. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, other than Permitted Liens. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any agreement in which any Grantor grants any interest in any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any agreement in which any Grantor grants any interest in any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e) None of the Grantors holds any Commercial Tort Claim individually in excess of $5.0 million as of the Closing Date except as indicated on the Perfection Certificate.

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(f) As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”):

(i) The Intellectual Property Collateral set forth on Schedule II includes all of the material registrations and material applications for Patents, Trademarks and Copyrights owned or exclusively licensed by and all material IP Agreements (other than (i) Trademark Licenses granted by a Grantor to a franchisee or master franchisor in the ordinary course of business and (ii) licenses for generally commercially available software and hardware) binding upon such Grantor as of the date hereof.

(ii) The Intellectual Property Collateral (excluding IP Agreements) is subsisting and has not been adjudged invalid or unenforceable in whole or part, and, to such Grantor’s knowledge, is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect. Such Grantor has no knowledge of any uses of any item of Intellectual Property Collateral (excluding IP Agreements) that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

(iii) Such Grantor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in the Intellectual Property Collateral (excluding IP Agreements) that is reasonably necessary for the operation of its business in full force and effect in the United States and such Grantor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(iv) With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (B) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) neither such Grantor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(v) Except as would not reasonably be expected to have a Material Adverse Effect, no Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

SECTION 4.03. Covenants. (a) The Borrower agrees promptly to notify the Administrative Agent in writing of any change (i) in the corporate or organization name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the Federal Taxpayer Identification Number or organizational identification number of any

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Grantor or (iv) in the jurisdiction of organization of any Grantor. The Borrower agrees promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence.

(b) Subject to the rights of such Grantor under the Loan Documents to dispose of Collateral, each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Administrative Agent, for the benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect, defend and perfect the Security Interest and the rights and remedies created hereby, including, without limitation, (i) the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest, and (ii) the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and of Section 5.09(g) of the Term Loan Agreement. If any Indebtedness payable under or in connection with any of the Article 9 Collateral that is in excess of $5.0 million shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Administrative Agent. The Administrative Agent agrees to execute an amendment to this Section 4.03(c) (if necessary) to exclude from the requirements of this clause any asset which would be so excluded by the operation of clause (vii) or (viii) of Section 5.09(g) of the Term Loan Agreement.

(d) Without limiting the generality of the foregoing, each Grantor hereby authorizes the Administrative Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule II or adding additional schedules hereto to specifically identify any asset or item that may constitute material Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Grantor shall have the right, exercisable within 30 days after the Borrower has been notified by the Administrative Agent of the specific identification of such Article 9 Collateral, to advise the Administrative Agent in writing of any inaccuracy in any material respect of the representations and warranties made by such Grantor hereunder with respect to such Article 9 Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct in all material respects with respect to such Article 9 Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Article 9 Collateral.

(e) After the occurrence of an Event of Default and during the continuance thereof, the Administrative Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing

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such Article 9 Collateral for the purpose of making such a verification. The Administrative Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(f) At its option and, prior to the occurrence of an Event of Default, upon written notice to the Borrower, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Term Loan Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.03(f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein, in the other Loan Documents.

(g) Each Grantor (rather than the Administrative Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(h) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Term Loan Agreement. None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession or otherwise in control of the Article 9 Collateral owned by it, except as permitted by the Term Loan Agreement.

(i) Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion and, prior to the occurrence of an Event of Default, upon written notice to the Borrower, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Loan Obligations secured hereby.

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(j) The Borrower agrees to use its commercially reasonable efforts to identify to the Administrative Agent the Additional Secured Parties described in clause (b) or (c) of the definition thereof from time to time and which are entitled to the benefits of this Agreement; provided that the failure by the Borrower to so notify the Administrative Agent shall not impair the validity of the guarantee or the security interests hereby granted.

SECTION 4.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, for the benefit of the Secured Parties, the Administrative Agent’s security interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Grantor shall at any time hold or acquire any Instruments (other than checks received and processed in the ordinary course of business) or tangible Chattel Paper evidencing an amount in excess of $5.0 million, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $5.0 million, such Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and grant to the Administrative Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Except as permitted under the Term Loan Agreement, each Grantor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees or sublicensees from doing any act or omitting to do any act) whereby any Patent that is material to the ordinary conduct of such Grantor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve such Grantor’s rights under applicable patent laws.

(b) Except as permitted under the Term Loan Agreement, each Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each Trademark material to the ordinary conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) consistent with its prior practice, display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as permitted under applicable law and (iv) not knowingly use or knowingly permit its licensees’ or sublicensees’ use of such Trademark in violation of any third-party rights.

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(c) Except as permitted under the Term Loan Agreement, each Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a Copyright material to the ordinary conduct of such Grantor’s business that it publishes, displays and distributes, and, consistent with its prior practice, use copyright notice as permitted under applicable copyright laws.

(d) Each Grantor shall notify the Administrative Agent promptly if it knows that any Patent, Trademark or Copyright material to the ordinary conduct of such Grantor’s business has prematurely permanently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination, excluding non-material office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Grantor’s ownership of any such Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Grantor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Administrative Agent on a quarterly basis of each registration or application made by itself, or through any agent, employee, licensee or designee at such Grantor’s request, for any Patent or Trademark with the United States Patent and Trademark Office or, on a monthly basis, of each registration made by itself, or through any agent, employee, licensee or designee at such Grantor’s request, for any Copyright with the United States Copyright Office, respectively, or any comparable office or agency in any other country filed during the preceding period, (ii) promptly execute and deliver any and all agreements, instruments, documents and papers necessary or as the Administrative Agent may otherwise reasonably request to evidence the Administrative Agent’s security interest in such U.S. Patent, Trademark or Copyright and the perfection thereof, and (iii) upon the Administrative Agent’s request, promptly execute and deliver any and all agreements, instruments, documents and papers necessary or as the Administrative Agent may otherwise reasonably request to evidence the Administrative Agent’s security interest in such non-U.S. Patent, Trademark or Copyright and the perfection thereof.

(f) Each Grantor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the ordinary conduct of such Grantor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is material to the ordinary conduct of such Grantor’s business, including, when applicable and necessary in such Grantor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Grantor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

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(g) In the event that any Grantor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the ordinary conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Administrative Agent (other than infringements, misappropriations or dilutions by franchisees or former franchisees unless and until such franchisee or former franchisee challenges the validity of any such Patent, Trademark or Copyright) and shall, if such Grantor deems it necessary in its reasonable business judgment, take such actions as are reasonably appropriate under the circumstances, which may include suing and recovering damages.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Grantor hereby agrees to use) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Grantor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party with respect to the Loan Obligations under the applicable Uniform Commercial Code or other applicable law or in equity. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral securing the Loan Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01 the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

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To the extent any notice is required by applicable law, the Administrative Agent shall give the applicable Grantors 10 Business Days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 5.02 hereof without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Loan Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. (a) Subject to the provisions of the First Lien Intercreditor Agreement and the First and a Half Lien Intercreditor Agreement, the Administrative Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Loan Obligations secured by such Collateral, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor, any other costs or expenses incurred in

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connection with the exercise of any right or remedy hereunder or under any other Loan Document, and all other fees, indemnities and other amounts owing or reimbursable to the Administrative Agent under any Loan Document in its capacity as such;

SECOND, to the payment in full of the Loan Obligations secured by such Collateral (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of such Loan Obligations owed to them on the date of any such distribution, subject to Section 7.18; and

THIRD, to the applicable Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent, subject to the provisions of the First Lien Intercreditor Agreement and the First and a Half Lien Intercreditor Agreement, shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Securities Act, Etc. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, “blue sky” or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The

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provisions of this Section 5.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity. In addition to all such rights of indemnity and subrogation as the Grantors may have under applicable law (but subject to Section 6.03 hereof), the Borrower agrees that (a) in the event a payment shall be made by any Subsidiary Loan Party under this Agreement in respect of any Guarantor Obligation of the Borrower, the Borrower shall indemnify such Subsidiary Loan Party for the full amount of such payment and such Subsidiary Loan Party shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Subsidiary Loan Party shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation owed to any Secured Party by the Borrower, the Borrower shall indemnify such Subsidiary Loan Party in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. Each Subsidiary Loan Party (a “Contributing Party”) agrees (subject to Section 6.03 hereof) that, in the event a payment shall be made by any other Subsidiary Loan Party hereunder in respect of any Guarantor Obligation, or assets of any other Subsidiary Loan Party shall be sold pursuant to any Security Document to satisfy any Loan Obligation owed to any Secured Party and such other Subsidiary Loan Party (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01 hereof, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties on the date hereof (or, in the case of any Subsidiary Loan Party becoming a party hereto pursuant to Section 7.16 hereof, the date of the supplement hereto executed and delivered by such Subsidiary Loan Party). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 6.03. Subordination; Subrogation. (a) Subject to the limitations set forth in Section 2.06, to the extent permitted by law and to the extent to do so would not constitute unlawful financial assistance, each Guarantor and Grantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor or Grantor by each other Loan Party (the “Subordinated Obligations”) to the Loan Obligations (other than contingent or unliquidated obligations or liabilities) owed by it to the extent and in the manner hereinafter set forth in this Section 6.03:

(i) Prohibited Payments, Etc. Each Guarantor and Grantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, if requested by the

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Administrative Agent or required by the Required Lenders, no Guarantor or Grantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations until the Loan Obligations (other than contingent or unliquidated obligations or liabilities) have been paid in full in cash.

(ii) Prior Payment of Loan Obligations. In any proceeding under the U.S. Bankruptcy Code or any other U.S. federal, U.S. state or non-U.S. bankruptcy, insolvency, receivership or similar law in any jurisdiction relating to any other Loan Party, each Guarantor and Grantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Loan Obligations (including all interest and expenses accruing after the commencement of a proceeding under any U.S. Bankruptcy Code or any other U.S. federal, state bankruptcy, insolvency, receivership or similar law in any jurisdiction, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) (other than contingent or unliquidated obligations or liabilities) before such Guarantor or Grantor receives payment of any Subordinated Obligations.

(iii) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor and Grantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for (or, in any jurisdiction whose law does not include the concept of trusts, for the account of) the Secured Parties and deliver such payments to the Administrative Agent on account of the Loan Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor or Grantor under the other provisions of this Agreement.

(iv) Administrative Agent Authorization. Subject to the provisions of the First Lien Intercreditor Agreement and the First and a Half Lien Intercreditor Agreement and after the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor and Grantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Loan Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor and Grantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Loan Obligations (including any and all Post-Petition Interest).

(b) Subject to the limitations set forth in Section 2.06, each Guarantor and Grantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s or Grantor’s obligations under or in respect of this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any

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Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Loan Obligations (other than contingent or unliquidated obligations or liabilities) and all other amounts payable under this Agreement shall have been paid in full in cash and all Swap Agreements secured hereunder shall have expired or been terminated or cash collateralized and the Commitments shall have expired or been terminated and each Guarantor and Grantor agrees that it will not be entitled to bring any action, claim, suit or other proceeding in respect of any right it may have in respect of any payment on its Guarantee or other obligation hereunder until such time. If any amount shall be paid to any Guarantor or Grantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Loan Obligations (other than contingent or unliquidated obligations or liabilities) and all other amounts payable under this Agreement and (b) the latest date of expiration, termination or cash collateralization of all Swap Agreements secured hereunder, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor or Grantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Loan Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Loan Obligations or other amounts payable under such guarantee thereafter arising. If (i) any Guarantor or Grantor shall make payment to any Secured Party of all or any part of the Loan Obligations, (ii) all of the Loan Obligations (other than contingent or unliquidated obligations or liabilities) and all other amounts payable under this Agreement shall have been paid in full in cash, (iii) the Term A Facility Maturity Date shall have occurred and (iv) all Swap Agreements secured hereunder shall have expired, terminated, or shall have been cash collateralized, the Administrative Agent will, at such Guarantor’s or Grantor’s request and expense, execute and deliver to such Guarantor or Grantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor or Grantor of an interest in the Loan Obligations resulting from such payment made by such Guarantor or Grantor pursuant to this Agreement.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Term Loan Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 10.01 of the Term Loan Agreement.

SECTION 7.02. [RESERVED].

SECTION 7.03. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be

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subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 7.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as contemplated or permitted by this Agreement or the Term Loan Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

SECTION 7.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that no Guarantor or Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (unless permitted under the Term Loan Agreement).

SECTION 7.06. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.05 of the Term Loan Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 10.05 of the Term Loan Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, delivery or performance of this Agreement or any other Loan Document to which such Grantor is a party or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of or material breach of the Loan Documents by, such Indemnitee.

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(c) Any such amounts payable as provided hereunder shall be additional Loan Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Loan Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 7.06 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 7.07. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. The Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement (in accordance with its terms), as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.08. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

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SECTION 7.09. Waivers; Amendment. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.08 of the Term Loan Agreement.

SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 7.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 7.04 hereof. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 7.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.14. Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or Grantor, or its properties, in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7.15. Termination or Release. (a) This Agreement, the pledges made herein, the Security Interest and all other security interests granted hereby shall terminate with respect to all Loan Obligations when all the outstanding Loan Obligations (other than contingent or unliquidated obligations or liabilities) have been paid in full in cash or immediately available funds and the Lenders have no further commitment to lend under the Term Loan Agreement (the “Discharge Date”).

(b) [RESERVED].

(c) A Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Term Loan Agreement as a result of which such Grantor ceases to be a Subsidiary of the Borrower or otherwise ceases to be a Guarantor or a Grantor; provided that the Required Lenders shall have consented to such transaction (to the extent such consent is required by the Term Loan Agreement) and the terms of such consent did not provide otherwise.

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(d) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Term Loan Agreement to any person that is not a Grantor, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 10.08 of the Term Loan Agreement, the Security Interest in such Collateral shall be automatically released.

(e) In connection with any termination or release pursuant to paragraph (a), (c) or (d) of this Section 7.15, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense all documents that such Grantor shall reasonably request to evidence such termination or release and will duly assign and transfer to such Grantor such of the Pledged Collateral so released that may be in the possession of the Administrative Agent that has not theretofore been sold or otherwise applied or released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or warranty by the Administrative Agent.

SECTION 7.16. Additional Subsidiaries. Upon execution and delivery by the Administrative Agent and any Subsidiary that is required to become a party hereto by Section 5.09 of the Term Loan Agreement or the Collateral and Guarantee Requirement of an instrument in the form of Exhibit I hereto (with such additions to such form as the Administrative Agent and the Borrower may reasonably agree in the case of any such Subsidiary) (a “Supplement”), such entity shall become a Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 7.17. No Limitations, Etc. (a) Except for termination of a Grantor’s obligations hereunder as expressly provided for in Section 7.15 and except for the limitations set forth in Section 2.06 or, with respect to any Subsidiary Loan Party that becomes a party hereto pursuant to Section 7.16 or otherwise, in any Supplement to this Agreement, the obligations of each Grantor hereunder and grant of security interests by such Grantor shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of, and all rights of the Administrative Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Guarantor and Grantor hereunder shall be absolute and unconditional irrespective of, the invalidity, illegality or unenforceability of the Loan Obligations (including with respect to any guarantee under this Agreement) or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, all rights of the Administrative Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Guarantor and Grantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and shall be absolute and unconditional irrespective of, and each Grantor hereby waives any defense to the enforcement hereof by reason of:

(i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

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(ii) any rescission, waiver, amendment or modification of, increase in the Loan Obligations with respect to, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any Guarantor under this Agreement;

(iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Administrative Agent or any other Secured Party for the Loan Obligations, including with respect to any Guarantor under this Agreement;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Loan Obligations, including with respect to any Guarantor under this Agreement;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of the Borrower or any Grantor or otherwise operate as a discharge of the Borrower or any Grantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Loan Obligations);

(vi) any illegality, lack of validity or enforceability of any Loan Obligation, including with respect to any Guarantor under this Agreement;

(vii) any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting a Loan Party or its assets or any resulting release or discharge of any Loan Obligation, including with respect to any Guarantor under this Agreement;

(viii) the existence of any claim, set-off or other rights that the Grantor may have at any time against the Borrower, the Administrative Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(ix) any action permitted or authorized hereunder; or

(x) any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or the Grantor or any other guarantor or surety.

Each Grantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Loan Obligations, to exchange, waive or release any or all such security

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(with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Loan Obligations, all without affecting the obligations of any Grantor hereunder.

(b) To the fullest extent permitted by applicable law, each Grantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Loan Obligations, including with respect to any Guarantor under this Agreement, or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash or immediately available funds of all the Loan Obligations (other than contingent or unliquidated obligations or liabilities). The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Loan Obligations, make any other accommodation with any other Loan Party or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Grantor hereunder except to the extent the Loan Obligations (other than contingent or unliquidated obligations or liabilities) have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Grantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Grantor against any other Loan Party, as the case may be, or any security.

SECTION 7.18. Secured Party Authorizations and Indemnifications. By acceptance of the benefits of this Agreement and any other Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably, to the maximum extent permitted by law, (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Security Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Security Documents against any Guarantor or Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Guarantor’s or Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Security Document against any Guarantor or Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Security Document and (d) to agree to be bound by the terms of this Agreement and any other Security Documents. By acceptance of the benefits of this Agreement and any other Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably, to the maximum extent permitted by law , to agree to indemnify the Administrative Agent (and authorize the Administrative Agent to deduct any such indemnification amount from the amounts to be paid to such Secured Party pursuant to Section 5.02(a)) to the extent not indemnified or reimbursed by the Grantors, pro rata in accordance with the amount of the Loan Obligations owed to it on the date of any such indemnification, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as administrative agent in any way relating to or

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arising out of this Agreement or any other Security Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

SECTION 7.19. [RESERVED].

SECTION 7.20. Securitization Acknowledgements. For purposes of this Section 7.20, capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Transfer and Servicing Agreement, dated as of April 25, 2000, as amended, by and among Apple Ridge Services Corporation (“ARSC”), Cartus Corporation (“Cartus”), Cartus Financial Corporation (“CFC”), Apple Ridge Funding LLC (“ARF”) and U.S. Bank National Association (the “Indenture Trustee”) (the “Transfer and Servicing Agreement”) or, if not defined therein, as assigned to such terms in the Purchase Agreement, dated as of April 25, 2000, as amended, by and between Cartus and CFC (the “Purchase Agreement”) or the Receivables Purchase Agreement, dated as of April 25, 2000, as amended, by and between CFC and ARSC (the “Receivables Purchase Agreement”). The Transfer and Servicing Agreement, the Purchase Agreement and the Receivables Purchase Agreement, together with the respective amendments thereto described above, are collectively attached to this Agreement as Exhibit II. Subsequent references in this Section 7.20 to ARSC, Cartus and CFC below shall mean and be references to such corporations as they currently exist but shall also include references to any limited liability companies which succeed to the assets and liabilities of such companies in connection with a conversion of any such corporation into a limited liability company. The Administrative Agent acknowledges and agrees, and each Secured Party by its execution of the Term Loan Agreement (or its Assignment and Acceptance) and/or its acceptance of the benefits of this Agreement acknowledges and agrees, as follows, solely in its capacity as a Secured Party:

(i) Each Secured Party hereby acknowledges that (A) CFC is a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing Cartus Purchased Assets (originally referred to as CMSC Purchased Assets) from Cartus pursuant to the Purchase Agreement, making Equity Payments, Equity Loans, Mortgage Payoffs and Mortgage Payments to or on behalf of employees or otherwise purchasing Homes in connection with the Pool Relocation Management Agreements, funding such activities through the sale of CFC Receivables (originally referred to as CMF Receivables) to ARSC, and such other activities as it deems necessary or appropriate in connection therewith, (B) ARSC is a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing from CFC all CFC Receivables acquired by CFC from Cartus or otherwise originated by CFC, funding such acquisitions through the sale of the CFC Receivables to ARF and such other activities as it deems necessary or appropriate to carry out such activities, and (C) ARF is a limited purpose limited liability company whose activities are limited in its limited liability company agreement to purchasing the Pool Receivables from ARSC, funding such acquisitions through the issuance of the notes issued pursuant to the Indenture referred to in the Transfer and Servicing Agreement (the “Notes”), pledging such Pool Receivables to the Apple Ridge Trustee and such other activities as it deems necessary or appropriate to carry out such activities.

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(ii) Each Secured Party hereby acknowledges and agrees that (A) the foregoing transfers are intended to be true and absolute sales as a result of which Cartus has no right, title and interest in and to any of the Cartus Purchased Assets, any Homes acquired by CFC in connection therewith or any CFC Receivables, including any Related Property relating thereto, any proceeds thereof or earnings thereon (collectively, the “Pool Assets”), (B) none of CFC, ARSC or ARF is a Loan Party, (C) such Secured Party is not a creditor of, and has no recourse to, CFC, ARSC or ARF pursuant to the Term Loan Agreement or any other Loan Document, and (D) such Secured Party has no lien on or claim, contractual or otherwise, arising under the Term Loan Agreement or any other Loan Document to the Pool Assets (whether now existing or hereafter acquired and whether tangible or intangible); provided that nothing herein shall limit any rights the Secured Parties may have to any proceeds or earnings which are transferred from time to time to Cartus by CFC, ARSC or ARF.

(iii) No Secured Party will institute against or join any other person in instituting against CFC, ARSC or ARF any insolvency proceeding, or solicit, join in soliciting, cooperate with or encourage any motion in support of, any insolvency proceeding involving CFC, ARSC or ARF until one year and one day after the payment in full of all Notes; provided that the foregoing shall not limit the right of any Secured Party to file any claim in or otherwise take any action (not inconsistent with the provisions of this Section 7.20) permitted or required by applicable law with respect to any insolvency proceeding instituted against CFC, ARSC or ARF by any other person.

(iv) Without limiting the foregoing, in the event of any voluntary or involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any Federal or state bankruptcy or similar law involving Cartus, CFC, ARSC, ARF or any other Affiliates of Cartus as debtor, or otherwise, the Secured Parties agree that if, notwithstanding the intent of the parties, Cartus is found to have a property interest in the Pool Assets, then, in such event, CFC and its assigns, including the Indenture Trustee, shall have a first and prior claim to the Pool Assets, and any claim or rights the Secured Parties may have to the Pool Assets, contractual or otherwise, shall be subject to the prior claims of the Indenture Trustee and the Noteholders until all amounts owing under the Indenture shall have been paid in full, and the Secured Parties agree to turn over to the Indenture Trustee any amounts received contrary to the provisions of this clause (iv).

(v) In taking a pledge of the Equity Interests of CFC, each Secured Party acknowledges that it has no right, title or interest in or to any assets of CFC, ARSC or ARF other than its rights to receive, as assignee of Cartus, any dividends or other distributions properly declared and paid or made in respect of the Equity Interests of CFC. Each Secured Party further agrees that it will not (A) until after the payment in full of all Notes, exercise any rights it may have under this Agreement (x) to foreclose on the Equity Interests of CFC or (y) to exercise any voting rights with respect to the Equity Interests of CFC, including any rights to nominate, elect or remove the independent members of the board of directors or managers of CFC or rights to amend the

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organizational documents of CFC, or (B) until one year and one day after the date on which all Notes have been paid in full, exercise any voting rights it may have to institute a voluntary bankruptcy proceeding on behalf of CFC.

(vi) Each Secured Party hereby covenants and agrees that it will not agree to any amendment, supplement or other modification of this Section 7.20 without the prior written consent of the Indenture Trustee. Each Secured Party further agrees that the provisions of this Section 7.20 are made for the benefit of, and may be relied upon and enforced by, the Indenture Trustee and that the Indenture Trustee shall be a third party beneficiary of this Section 7.20.

SECTION 7.21. [RESERVED].

SECTION 7.22. Successor Administrative Agent. The terms, conditions and provisions of Section 9.09 of the Term Loan Agreement shall apply to the Administrative Agent hereunder, mutatis mutandis.

ARTICLE VIII

The Intercreditor Agreement

SECTION 8.01. Intercreditor Agreement. Notwithstanding any provision to the contrary, the priority of the liens and security interests granted to the Administrative Agent pursuant to this Agreement, and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the provisions of the First Lien Intercreditor Agreement and the First and a Half Lien Intercreditor Agreement. In the event of any conflict between the terms of this Agreement and either of the First Lien Intercreditor Agreement or the First and a Half Lien Intercreditor Agreement, regarding the priority of the liens and security interests granted to the Administrative Agent or the exercise of any right or remedy by the Administrative Agent, the terms of the First Lien Intercreditor Agreement or the First and a Half Lien Intercreditor Agreement, as applicable, shall govern.

[Signature Page Follows]

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EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

•	Reference is made to the Term Loan Agreement dated as of October 23, 2015 (as the same may be amended, restated or otherwise modified from time to time, the “Term Loan Agreement”), among REALOGY INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), REALOGY GROUP LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (“Administrative Agent”), and the other financial institutions parties thereto. Terms defined in the Term Loan Agreement are used herein with the same meanings.

•	Pursuant to the provisions of Section 2.17 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

•	The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

•	Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

•	Date: , 20[ ]

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

•	Reference is made to the Term Loan Agreement dated as of October 23, 2015 (as the same may be amended, restated or otherwise modified from time to time, the “Term Loan Agreement”), among REALOGY INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), REALOGY GROUP LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (“Administrative Agent”), and the other financial institutions parties thereto. Terms defined in the Term Loan Agreement are used herein with the same meanings.

•	Pursuant to the provisions of Section 2.17 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

•	The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

•	Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

•	Date: , 20[ ]

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

•	Reference is made to the Term Loan Agreement dated as of October 23, 2015 (as the same may be amended, restated or otherwise modified from time to time, the “Term Loan Agreement”), among REALOGY INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), REALOGY GROUP LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (“Administrative Agent”), and the other financial institutions parties thereto. Terms defined in the Term Loan Agreement are used herein with the same meanings.

•	Pursuant to the provisions of Section 2.17 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

•	The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

•	Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

•	Date: , 20[ ]

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

•	Reference is made to the Term Loan Agreement dated as of October 23, 2015 (as the same may be amended, restated or otherwise modified from time to time, the “Term Loan Agreement”), among REALOGY INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), REALOGY GROUP LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (“Administrative Agent”), and the other financial institutions parties thereto. Terms defined in the Term Loan Agreement are used herein with the same meanings.

•	Pursuant to the provisions of Section 2.17 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

•	The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

•	Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

•	Date: , 20[ ]

SCHEDULE 1.01A

CERTAIN SUBSIDIARIES

Burrow Escrow Services, Inc. (California)*

Terra Coastal Escrow, Inc. (California)*

West Coast Escrow Company (California)*

First California Escrow Corporation (Delaware)*

TRG Services, Escrow, Inc. (Delaware)*

Cartus Puerto Rico Corporation (Puerto Rico)

Case Title Company (California)*

Fairtide Insurance Ltd. (Bermuda)

Title Resources Guaranty Company

Apple Ridge Funding LLC

Apple Ridge Services Corporation

Cartus Financing Limited (UK)

Cartus Relocation Corporation

*	See Schedule 6.02(A)

1

SCHEDULE 1.01AA

CERTAIN DOMESTIC SUBSIDIARIES

Broker Technology Solutions LLC

Corcoran Group LLC

NRT Property Care LLC

NRT Referral Network LLC (Utah)

NRT West Rents, Inc.

Primacy Domestic Quarters, LLC

Sotheby’s International Realty Referral Company Inc.

Title Resource Group Settlement Services, LLC

Trust with Wells Fargo Bank Northwest, N.A. relating to 1/8 fractional interest in aircraft.

Burrow Escrow Services, Inc. (California)*

Terra Coastal Escrow, Inc. (California)*

West Coast Escrow Company (California)*

First California Escrow Corporation (Delaware)*

TRG Services, Escrow, Inc. (Delaware)*

*	See Schedule 6.02(A)

2

SCHEDULE 1.01B

MORTGAGED PROPERTIES

None.

3

SCHEDULE 1.01D

IMMATERIAL SUBSIDIARIES

Broker Technology Solutions LLC

Corcoran Group LLC

NRT Property Care LLC

NRT Referral Network LLC (Utah)

NRT West Rents, Inc.

Primacy Domestic Quarters, LLC

Sotheby’s International Realty Referral Company Inc.

Terra Coastal Escrow, Inc.

Title Resource Group Settlement Services, LLC

Trust with Wells Fargo Bank Northwest, N.A. relating to 1/8 fractional interest in aircraft.

4

SCHEDULE 1.01F

SUBSIDIARY LOAN PARTIES

Alpha Referral Network LLC

American Title Company of Houston

Better Homes and Gardens Real Estate Licensee LLC

Better Homes and Gardens Real Estate LLC

Burgdorff LLC

Burnet Realty LLC

Burnet Title Holding LLC

Burnet Title LLC

Career Development Center, LLC

Cartus Asset Recovery Corporation

Cartus Corporation

Case Title Company

CB Commercial NRT Pennsylvania LLC

CDRE TM LLC

Century 21 Real Estate LLC

CGRN, Inc.

Coldwell Banker Commercial Pacific Properties LLC

Coldwell Banker LLC

Coldwell Banker Pacific Properties LLC

Coldwell Banker Real Estate LLC

Coldwell Banker Real Estate Services LLC

Coldwell Banker Residential Brokerage Company

Coldwell Banker Residential Brokerage LLC

Coldwell Banker Residential Real Estate LLC

Coldwell Banker Residential Referral Network (CA)

Coldwell Banker Residential Referral Network, Inc. (PA)

Colorado Commercial, LLC

Cornerstone Title Company

Equity Title Company

Equity Title Messenger Service Holding LLC

ERA Franchise Systems LLC

Global Client Solutions LLC

Guardian Holding Company

Guardian Title Agency, LLC

HFS.com Connecticut Real Estate LLC

HFS.com Real Estate Incorporated

HFS.com Real Estate LLC

HFS LLC

Home Referral Network LLC

Jack Gaughen LLC

Keystone Closing Services LLC

Lakecrest Title, LLC

Market Street Settlement Group LLC

5

Martha Turner Properties, L.P.

Martha Turner Sotheby’s International Realty Referral Company LLC

Mid-Atlantic Settlement Services LLC

MTPGP, LLC

National Coordination Alliance LLC

NRT Arizona Commercial LLC

NRT Arizona LLC

NRT Arizona Referral LLC

NRT Carolinas LLC

NRT Carolinas Referral Network LLC

NRT Colorado LLC

NRT Columbus LLC

NRT Commercial LLC

NRT Commercial Utah LLC

NRT Development Advisors LLC

NRT Devonshire LLC

NRT Devonshire West LLC

NRT Florida LLC

NRT Hawaii Referral, LLC

NRT Insurance Agency, Inc.

NRT LLC

NRT Mid-Atlantic LLC

NRT Missouri LLC

NRT Missouri Referral Network LLC

NRT New England LLC

NRT New York LLC

NRT Northfork LLC

NRT Philadelphia LLC

NRT Pittsburgh LLC

NRT Property Management Arizona LLC

NRT Property Management California, Inc.

NRT Property Management DC LLC

NRT Property Management Delaware LLC

NRT Property Management Florida LLC

NRT Property Management Georgia LLC

NRT Property Management Maryland LLC

NRT Property Management Minnesota LLC

NRT Property Management New Jersey LLC

NRT Property Management Pennsylvania LLC

NRT Property Management Texas LLC

NRT Property Management Virginia LLC

NRT Referral Network LLC

NRT Relocation LLC

NRT Rental Management Solutions LLC

NRT REOExperts LLC

NRT Settlement Services of Missouri LLC

6

NRT Settlement Services of Texas LLC

NRT Sunshine Inc.

NRT Texas LLC

NRT Utah LLC

NRT West, Inc.

NRT ZipRealty LLC

ONCOR International LLC

Processing Solutions LLC

Real Estate Referral LLC

Real Estate Referrals LLC

Real Estate Services LLC

Realogy Franchise Group LLC

Realogy Global Services LLC

Realogy Licensing LLC

Realogy Operations LLC

Realogy Services Group LLC

Realogy Services Venture Partner LLC

Referral Associates of New England LLC

Referral Network LLC (FL)

Referral Network Plus, Inc.

Referral Network, LLC (CO)

Secured Land Transfers LLC

Sotheby’s International Realty Affiliates LLC

Sotheby’s International Realty Licensee LLC

Sotheby’s International Realty Referral Company, LLC

Sotheby’s International Realty, Inc.

St. Joe Title Services LLC

Texas American Title Company

The Sunshine Group, Ltd.

Title Resource Group Affiliates Holdings LLC

Title Resource Group Holdings LLC

Title Resource Group LLC

Title Resource Group Services LLC

TRG Settlement Services, LLP

ZipRealty California, Inc.

ZipRealty LLC

7

SCHEDULE 1.01G

UNRESTRICTED SUBSIDIARIES

None.

8

SCHEDULE 1.01H

JOINT VENTURES

Majority-owned Joint Ventures

Access Title LLC

Bromac Title Services LLC

Burnet Title of Indiana, LLC

Cypress Title Corporation

Estately, Inc.

First Advantage Title, LLC

Guardian Title Company

Mercury Title LLC

Metro Title, LLC

NRT Title Services of Maryland, LLC

Quality Choice Title LLC

Riverbend Title, LLC

RT Title Agency, LLC

Security Settlement Services, LLC

Skyline Title, LLC

St. Mary’s Title Services, LLC

The Masiello Group Closing Services, LLC

True Line Technologies LLC

Minority-Owned Joint Ventures

Cascade West Title Company, LLC

Catalina Title Agency, LLC

Equity Title Agency, Inc.

NEWMLS LLC

NRT Title Agency, LLC

PHH Home Loans, LLC

Progressive Holding Company

Progressive Title Company, Inc. (100% owned by Progressive Holding Company)

Regency Title Company, L.L.C.

9

SCHEDULE 1.01I

INELIGIBLE INSTITUTION

1.	Highland Capital Management, L.P.

2.	MatlinPatterson Global Advisors LLC

3.	W.R. Huff Asset Management Co., Inc.

4.	ABN AMRO Bank N.V.

5.	Berkshire Hathaway Inc.

6.	HomeServices of America, Inc.

7.	MidAmerican Energy Holdings Co.

8.	Brookfield Asset Management

9.	Icahn & Co. Inc., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners

a.	Master Fund II L.P., Icahn Partners Master Fund III L.P. and High River Limited Partnership

10.	Davidson Kempner Capital Management LLC

11.	Black Diamond Capital Management, LLC

12.	Q Investments LP

13.	Aurelius Capital Management

14.	Senator Investment Group

15.	Any affiliate of, and fund or other entity managed by, any of the entities listed above

10

SCHEDULE 2.01

COMMITMENTS

Lender	Term Loan A Commitments
JPMorgan Chase Bank, N.A.	$44,742,857.15
Barclays Bank plc	$43,251,428.57
Citibank, N.A.	$43,251,428.57
Crédit Agricole Corporate and Investment Bank	$43,251,428.57
Goldman Sachs Bank USA	$43,251,428.57
Suntrust Bank	$43,251,428.57
Bank of Montreal	$41,760,000.00
Bank of America, N.A.	$27,840,000.00
Citizens Bank N.A.	$27,840,000.00
Credit Suisse AG	$27,840,000.00
The Bank of Nova Scotia	$17,400,000.00
Wells Fargo Bank, National Association	$17,400,000.00
People’s United Bank, National Association	$8,700,000.00
Signature Bank	$5,220,000.00

Total:	$435,000,000.00

11

SCHEDULE 3.01

ORGANIZATION AND GOOD STANDING

None.

12

SCHEDULE 3.04

GOVERNMENTAL APPROVALS

None.

13

SCHEDULE 3.07(b)

INTELLECTUAL PROPERTY

None.

14

SCHEDULE 3.08

SUBSIDIARIES

Wholly-owned U.S. Subsidiaries

Name of Entity	Jurisdiction of Organization	Ownership
Title Resource Group Settlement Services, LLC	Alabama	TRG Settlement Services, LLP - 100%

Burrow Escrow Services, Inc.	California	Title Resource Group LLC - 100%

Case Title Company	California	Title Resource Group LLC - 100%

Coldwell Banker Real Estate LLC	California	Coldwell Banker LLC - 100%

Coldwell Banker Residential Brokerage Company	California	Coldwell Banker Residential Brokerage LLC - 100%

Coldwell Banker Residential Real Estate LLC	California	Coldwell Banker Residential Brokerage LLC - 100%

Coldwell Banker Residential Referral Network	California	Coldwell Banker Residential Brokerage LLC - 100%

Cornerstone Title Company	California	Title Resource Group Holdings LLC - 100%

Equity Title Company	California	Title Resource Group LLC - 100%

National Coordination Alliance LLC.	California	Title Resource Group LLC - 100%

NRT West Rents, Inc.	California	NRT West, Inc. - 100%

NRT West, Inc.	California	NRT LLC - 100%

Realogy Operations LLC	California	Realogy Services Group LLC - 100%

Referral Network Plus, Inc.	California	Coldwell Banker Residential Brokerage Company - 100%

Sotheby’s International Realty Referral Company Inc.	California	Sotheby’s International Realty, Inc. - 100%

Terra Coastal Escrow, Inc.	California	Title Resource Group LLC - 100%

West Coast Escrow Company	California	Title Resource Group LLC - 100%

Colorado Commercial, LLC	Colorado	NRT Colorado LLC - 100%

Guardian Title Agency, LLC	Colorado	Title Resource Group LLC - 100%

NRT Colorado LLC	Colorado	NRT LLC - 100%

Referral Network, LLC	Colorado	NRT Colorado LLC - 100%

Better Homes and Gardens Real Estate Licensee LLC	Delaware	Realogy Services Group LLC - 100%

Better Homes and Gardens Real Estate LLC	Delaware	Realogy Services Group LLC - 100%

Broker Technology Solutions LLC	Delaware	ZipRealty LLC - 100%

Burgdorff LLC	Delaware	NRT LLC - 100%

Career Development Center, LLC	Delaware	NRT Arizona LLC- 100%

15

Name of Entity	Jurisdiction of Organization	Ownership
Cartus Asset Recovery Corporation	Delaware	Cartus Corporation - 100%

Cartus Corporation	Delaware	Realogy Services Group LLC - 100%

CB Commercial NRT Pennsylvania LLC	Delaware	NRT Pittsburgh LLC - 100%

CDRE TM LLC	Delaware	NRT LLC - 100%

Century 21 Real Estate LLC	Delaware	Realogy Services Group LLC - 100%

CGRN, Inc.	Delaware	Realogy Services Group LLC - 100%

Coldwell Banker LLC	Delaware	Realogy Services Group LLC - 100%

Coldwell Banker Real Estate Services LLC	Delaware	Coldwell Banker Residential Real Estate LLC - 100%

Coldwell Banker Residential Brokerage LLC	Delaware	NRT LLC - 100%

Corcoran Group LLC	Delaware	NRT New York LLC - 100%

Equity Title Messenger Service Holding LLC	Delaware	Title Resource Group LLC - 100%

ERA Franchise Systems LLC	Delaware	Realogy Services Group LLC - 100%

First California Escrow Corporation	Delaware	Title Resource Group Affiliates Holdings LLC - 100%

Global Client Solutions LLC	Delaware	Realogy Franchise Group LLC - 100%

Guardian Holding Company	Delaware	Title Resource Group LLC - 100%

HFS.com Connecticut Real Estate LLC	Delaware	NRT New England LLC - 100%

HFS.com Real Estate Incorporated	Delaware	HFS.com Real Estate LLC - 100%

HFS.com Real Estate LLC	Delaware	NRT LLC - 100%

HFS LLC	Delaware	NRT LLC - 100%

Jack Gaughen LLC	Delaware	NRT Mid-Atlantic LLC - 100%

Keystone Closing Services LLC	Delaware	Title Resource Group LLC - 100%

NRT Arizona Commercial LLC	Delaware	NRT Arizona LLC - 100%

NRT Arizona LLC	Delaware	NRT LLC - 100%

NRT Arizona Referral LLC	Delaware	NRT Arizona LLC - 100%

NRT Carolinas LLC	Delaware	NRT LLC - 100%

NRT Carolinas Referral Network LLC	Delaware	NRT LLC - 100%

NRT Columbus LLC	Delaware	Coldwell Banker Residential Real Estate LLC - 100%

NRT Commercial LLC	Delaware	NRT LLC - 100%

NRT Commercial Utah LLC	Delaware	NRT LLC - 100%

NRT Development Advisors LLC	Delaware	NRT LLC - 100%

NRT Devonshire LLC	Delaware	NRT LLC - 100%

NRT Devonshire West LLC	Delaware	NRT LLC - 100%

NRT Florida LLC	Delaware	Coldwell Banker Residential Real Estate LLC - 100%

16

Name of Entity	Jurisdiction of Organization	Ownership
NRT Hawaii Referral, LLC	Delaware	NRT LLC - 100%

NRT LLC	Delaware	Realogy Services Group LLC - 100%

NRT Mid-Atlantic LLC	Delaware	NRT LLC - 100%

NRT Missouri LLC	Delaware	Coldwell Banker Residential Brokerage LLC - 100%

NRT Missouri Referral Network LLC	Delaware	Coldwell Banker Residential Referral Network - 100%

NRT New England LLC	Delaware	NRT LLC - 100%

NRT New York LLC	Delaware	NRT LLC - 100%

NRT Northfork LLC	Delaware	NRT New York LLC - 100%

NRT Philadelphia LLC	Delaware	NRT LLC - 100%

NRT Pittsburgh LLC	Delaware	Coldwell Banker Residential Real Estate LLC - 100%

NRT Property Care LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management Arizona LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management California, Inc.	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management DC LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management Delaware LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management Florida LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management Georgia LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management Maryland LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management Minnesota LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management New Jersey LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management Pennsylvania LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management Texas LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Property Management Virginia LLC	Delaware	NRT Rental Management Solutions LLC - 100%

NRT Referral Network LLC	Delaware	NRT LLC - 100%

NRT Relocation LLC	Delaware	Realogy Operations LLC - 100%

17

Name of Entity	Jurisdiction of Organization	Ownership
NRT Rental Management Solutions LLC	Delaware	NRT LLC - 100%

NRT REOExperts LLC	Delaware	NRT LLC - 100%

NRT Settlement Services of Missouri LLC	Delaware	Title Resource Group LLC - 100%

NRT Settlement Services of Texas LLC	Delaware	Title Resource Group LLC - 100%

NRT Sunshine Inc.	Delaware	NRT LLC - 100%

NRT Utah LLC	Delaware	NRT LLC - 100%

NRT ZipRealty LLC	Delaware	NRT LLC - 100%

ONCOR International LLC	Delaware	Realogy Franchise Group LLC - 100%

Real Estate Referral LLC	Delaware	NRT New England LLC - 100%

Real Estate Referrals LLC	Delaware	NRT Mid-Atlantic LLC - 100%

Real Estate Services LLC	Delaware	NRT LLC - 100%

Realogy Blue Devil Holdco LLC	Delaware	Coldwell Banker Real Estate LLC - 100%

Realogy Franchise Group LLC	Delaware	Realogy Services Group LLC - 100%

Realogy Global Services LLC	Delaware	Realogy Services Group LLC - 100%

Realogy Licensing LLC	Delaware	Realogy Services Group LLC - 100%

Realogy Services Group LLC	Delaware	Realogy Group LLC - 100%

Realogy Services Venture Partner LLC	Delaware	Realogy Services Group LLC - 100%

Secured Land Transfers LLC	Delaware	Title Resource Group LLC - 100%

Sotheby’s International Realty Affiliates LLC	Delaware	Realogy Services Group LLC - 100%

Sotheby’s International Realty Licensee LLC	Delaware	Realogy Services Group LLC - 100%

Sotheby’s International Realty Referral Company, LLC	Delaware	Sotheby’s International Realty, Inc. - 100%

Title Resource Group Affiliates Holdings LLC	Delaware	Title Resource Group Holdings LLC - 100%

Title Resource Group Holdings LLC	Delaware	Title Resource Group LLC - 100%

Title Resource Group LLC	Delaware	Realogy Services Group LLC - 100%

Title Resource Group Services LLC	Delaware	St. Joe Title Services LLC - 100%

TRG Services, Escrow, Inc.	Delaware	Realogy Services Group LLC - 100%

ZipRealty California, Inc.	Delaware	Realogy Services Group LLC - 100%

ZipRealty LLC	Delaware	Realogy Services Group LLC - 100%

Realogy Co-Issuer Corp.	Florida	NRT Sunshine, Inc. - 100%

Referral Network LLC	Florida	Coldwell Banker Residential Referral Network - 100%

St. Joe Title Services LLC	Florida	Title Resource Group LLC - 100%

Coldwell Banker Commercial Pacific Properties LLC	Hawaii	NRT LLC - 100%

18

Name of Entity	Jurisdiction of Organization	Ownership
Coldwell Banker Pacific Properties LLC	Hawaii	Coldwell Banker Real Estate Services LLC - 100%

Mid-Atlantic Settlement Services LLC	Maryland	Title Resource Group LLC - 100%

NRT Insurance Agency, Inc.	Massachusetts	NRT LLC - 100%

Referral Associates of New England LLC	Massachusetts	NRT New England LLC - 100%

Sotheby’s International Realty, Inc.	Michigan	NRT LLC - 100%

Burnet Realty LLC	Minnesota	NRT LLC - 100%

Burnet Title Holding LLC	Minnesota	Title Resource Group LLC - 100%

Burnet Title LLC	Minnesota	Title Resource Group LLC - 100%

Home Referral Network LLC	Minnesota	NRT LLC - 100%

Market Street Settlement Group LLC	New Hampshire	Title Resource Group Holdings LLC - 100%

The Sunshine Group, Ltd.	New York	NRT Sunshine Inc. - 100%

Coldwell Banker Residential Referral Network, Inc.	Pennsylvania	NRT Pittsburgh LLC - 100%

TRG Settlement Services, LLP	Pennsylvania	Title Resource Group LLC - 1% Title Resource Group Services LLC - 99%

Cartus Puerto Rico Corporation	Puerto Rico	Cartus Corporation - 100%

Lakecrest Title, LLC	Tennessee	Title Resource Group LLC - 100%

Primacy Domestic Quarters LLC	Tennessee	Cartus Corporation - 100%

Alpha Referral Network LLC	Texas	Coldwell Banker Residential Referral Network - 100%

American Title Company of Houston	Texas	Title Resource Group LLC - 100%

Martha Turner Properties, L.P.	Texas	Sotheby’s International Realty, Inc.- 99%, MTPGP, LLC - 1%

Martha Turner Sotheby’s International Realty Referral Company LLC	Texas	Sotheby’s International Realty, Inc.- 100%

MTPGP, LLC	Texas	Sotheby’s International Realty, Inc.- 100%

NRT Texas LLC	Texas	NRT LLC - 100%

Processing Solutions LLC	Texas	Title Resource Group LLC - 100%

Texas American Title Company	Texas	Title Resource Group LLC - 100%

NRT Referral Network LLC	Utah	NRT LLC - 100%

Title Resources Guaranty Company[1]	Texas	Title Resources Incorporated - 100%

Apple Ridge Funding LLC[2]	Delaware	Apple Ridge Services Corporation - 100%

Apple Ridge Services Corporation[3]	Delaware	Cartus Financial Corporation - 100%

Cartus Financial Corporation[4]	Delaware	Cartus Corporation - 100%

Cartus Relocation Corporation[5]	Delaware	Cartus Corporation - 100%

Realogy Cavalier Holdco LLC[6]	Delaware	Cartus Corporation - 100%

[1]	Insurance Company.
[2]	Special Purpose Securitization Subsidiary.
[3]	Special Purpose Securitization Subsidiary.
[4]	Special Purpose Securitization Subsidiary.
[5]	Special Purpose Securitization Subsidiary.
[6]	Qualified CFC Holding Company.

19

Foreign Subsidiaries

Name of Entity	Jurisdiction of Organization	Ownership
Cartus B.V.	Netherlands	Cartus Corporation - 100%

Cartus Brasil Serviços de Reloçacão Ltda.	Brazil	Cartus Corporation - 99% Realogy Cavalier Holdco LLC - 1%

Cartus Business Answers (No. 2) Plc	United Kingdom	Cartus Limited - 100%

Cartus Corporation Limited	Hong Kong	Realogy Cavalier Holdco LLC - 99.9% Realogy Services Group LLC - 0.1%

Cartus Corporation Pte. Ltd.	Singapore	Realogy Cavalier Holdco LLC - 100%

Cartus Financing Limited	United Kingdom	Cartus Limited - 100%

Cartus Global Holdings Limited	Hong Kong	Realogy Cavalier Holdco LLC - 100%

Cartus Holdings Limited	United Kingdom	Cartus Corporation - 100%

Cartus II Limited	United Kingdom	Cartus Limited - 100%

Cartus India Private Limited	India	Cartus Corporation - 51% Cartus Global Holdings Limited - 49%

Cartus Limited	United Kingdom	Cartus Holdings Limited - 100%

Cartus Management Consulting (Shanghai) Co., Ltd.	China	Cartus Global Holdings Limited - 100%

Cartus Real Estate Consultancy (Shanghai) Co., Ltd.	China	Cartus Relocation Hong Kong Limited - 100%

Cartus Relocation Canada Limited	New Brunswick	Cartus Corporation - 100%

Cartus Relocation Hong Kong Limited	Hong Kong	Cartus Corporation - 100%

Cartus Sarl	Switzerland	Cartus Corporation - 100%

Cartus SAS	France	Cartus Corporation - 100%

Cartus Services II Limited	United Kingdom	Cartus Holdings Limited - 100%

Cartus UK Plc	United Kingdom	Cartus Limited - 100%

Coldwell Banker Canada Operations ULC	Nova Scotia	Realogy Blue Devil Holdco LLC - 100%

Fairtide Insurance Ltd.	Bermuda	Cartus Corporation - 100%

Primacy Relocation Consulting (Shanghai) Co., Ltd.	China	Cartus Corporation - 100%

20

Majority-owned Joint Ventures

Name of Entity	Jurisdiction of Organization	Ownership
Access Title LLC	Delaware	Title Resource Group Affiliates Holdings LLC - 51%

Bromac Title Services LLC	Delaware	Title Resource Group Affiliates Holdings LLC - 51%

Burnet Title of Indiana, LLC	Indiana	Burnet Title Holding LLC - 75%

Cypress Title Corporation	California	Title Resource Group LLC - 52%

Estately, Inc.	Washington	NRT New England LLC - 80%

First Advantage Title, LLC	Delaware	Title Resource Group Affiliates Holdings LLC - 51%

Guardian Title Company	California	Title Resource Group LLC - 51%

Mercury Title LLC	Arkansas	Title Resource Group Affiliates Holdings LLC - 51%

Metro Title, LLC	Delaware	Title Resource Group Affiliates Holdings LLC - 55%

NRT Title Services of Maryland, LLC	Delaware	Mid-Atlantic Settlement Services LLC - 51%

Quality Choice Title LLC	Delaware	Title Resource Group Affiliates Holdings LLC - 81%

Riverbend Title, LLC	Delaware	Title Resource Group Affiliates Holdings LLC - 51%

RT Title Agency, LLC	Delaware	Title Resource Group Affiliates Holdings LLC - 51%

Security Settlement Services, LLC	Delaware	Title Resource Group Affiliates Holdings LLC - 51%

Skyline Title, LLC	Delaware	Title Resource Group Affiliates Holdings LLC - 60%

St. Mary’s Title Services, LLC	New Hampshire	Market Street Settlement Group LLC - 55%

The Masiello Group Closing Services, LLC	New Hampshire	Market Street Settlement Group LLC - 55%

True Line Technologies LLC	Ohio	Title Resource Group Affiliates Holdings LLC - 51%

21

SCHEDULE 3.13

TAXES

None.

22

SCHEDULE 3.16

ENVIRONMENTAL MATTERS

None.

23

SCHEDULE 3.20(d)

INTELLECTUAL PROPERTY LICENSES AND FRANCHISES

1.	Amended and Restated License Agreement, dated September 11, 2015, by and among Century 21 Real Estate LLC, Coldwell Banker Real Estate LLC, ERA Franchise Systems LLC and PHH Mortgage Corporation to allow PHH Mortgage Corporation to use certain of the Company’s marks in connection with mortgage services provided by PHH Mortgage Corporation for mortgage loans sourced through franchisees of certain Realogy franchisors.

2.	Strategic Relationship Agreement, dated as of January 31, 2005, as amended, by and among Realogy Services Group LLC, Realogy Services Venture Partner LLC, PHH Corporation, PHH Mortgage Corporation, PHH Broker Partner Corporation and PHH Home Loans, LLC, pursuant to which the Company contributed a license to use certain of its marks in connection with mortgages originated by PHH Home Loans.

3.	License and Services Agreement, effective as of October 1, 2015, among Realogy Group LLC, Century 21 Real Estate LLC, Coldwell Banker Real Estate LLC, ERA Franchise Systems LLC, Better Homes and Gardens Real Estate Licensee LLC, Sotheby’s International Realty Affiliates LLC and American Home Shield Corporation to allow American Home Shield Corporation to use certain of the Company’s marks for the sale of its home warranty products to the Company’s franchisees (including the Company’s owned and operated brokerages).

24

SCHEDULE 4.02(B)

LOCAL COUNSEL

Jurisdiction	Local Counsel
Michigan	Dickinson Wright PLLC

25

SCHEDULE 5.12

POST-CLOSING MATTERS

Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver to the Collateral Agent one or more notarized Intellectual Property Security Agreements and the schedules thereto for the recording in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, to the extent required by the Guarantee and Collateral Agreement within 15 calendar days of the Closing Date (or such longer period as the Collateral Agent may agree to in its reasonable discretion).

26

SCHEDULE 6.01

INDEBTEDNESS

1.	$2,249,000 owed by Corp for insurance premium financing for D&O, E&O and Property & Casualty Insurance.

2.	$204,000 owed by Corp for telecom equipment maintenance.

3.	$187,000 owed by Corp for Zip Disaster recovery maintenance.

4.	$6,500,000 owed by Cartus to the State of Connecticut for tenant improvements.

5.	$4,773,000 owed by Cartus to Lloyds TSB for an overdraft facility.

6.	$2,000 owed by NRT to NE Shaines & McEachern Co.

7.	$415,000 owed by NRT to various landlords for tenant improvements.

8.	Capital Lease Obligations existing on the Closing Date set forth in the chart below:

Business Unit	Activity	Amount	Comments
CORP	Long-Term	$198,000	HP Capital Lease
CORP	Short-Term	$1,000	MFD Printers-Konica Minolta
CORP	Long-Term	$615,000	Computer Storage Equipment
CORP	Long-Term	$2,098,000	FF&E – Corporate Headquarters
CORP	Long-Term	$1,316,000	Zip Disaster Recovery
NRT	Short-term	$7,867,000	Office Equipment
NRT	Long-Term	$8,287,000	Office Equipment
Cartus	Long-Term	$2,716,000	Microsoft License
RFG	Long-Term	$2,447,000	Microsoft License

Sub-total Capital Leases		$25,545,000

Notes

CORP = Realogy Corporate

27

SCHEDULE 6.02(a)

LIENS

Lien securing the existing Capital Lease Obligations set forth on Schedule 6.01.

Liens by the California regulatory authority on the equity stock in Burrow Escrow Services, Inc., Case Title Company, First California Escrow Corporation, Terra Coastal Escrow, Inc., TRG Services, Escrow, Inc. and West Coast Escrow Company (including possession by the California regulatory authority of stock certificates issued by these escrow companies).

28

SCHEDULE 6.04

INVESTMENTS

Existing Investments as of the Closing Date in the minority-owned joint ventures listed on Schedule 1.01H.

29

SCHEDULE 6.07

TRANSACTIONS WITH AFFILIATES

None.

30

SCHEDULE 10.01

NOTICE INFORMATION

To Holdings:

Realogy Intermediate Holdings LLC

175 Park Avenue

Madison, NJ 07940

Attention: Anthony Hull

Email: tony.hull@realogy.com

To other Loan Parties:

Realogy Group LLC

175 Park Ave.

Madison, New Jersey 07940

Attention: Anthony Hull

Facsimile: (973) 407-6651

Email: tony.hull@realogy.com

With a copy to:

Skadden, Arps, Slate Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Steven Messina

Fascimile: (917) 777-3509

Email: steven.messina@skadden.com

31

To Administrative Agent or Swingline Lender:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

Primary Operations Contact:

Aisha Lawani

Phone #: 302-634-1300

Fax #: 302-634-4733

Email: aisha.o.lawani@jpmorgan.com

Secondary Operations Contact:

Brittany Duffy

Phone #: 302-634-8814

Fax #: 302-634-4733

Email: brittany.duffy@jpmorgan.com

To Issuing Bank:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

Primary Operations Contact:

Aisha Lawani

Phone #: 302-634-1300

Fax #: 302-634-4733

Email: aisha.o.lawani@jpmorgan.com

Secondary Operations Contact:

Brittany Duffy

Phone #: 302-634-8814

Fax #: 302-634-4733

Email: brittany.duffy@jpmorgan.com

32